UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

HENRY SCHEIN, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE AND DIRECTOR COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
VOTING OF PROXIES AND OTHER MATTERS
ANNUAL REPORT ON FORM 10-K
STOCKHOLDER PROPOSALS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 14, 2008

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Henry Schein, Inc. (the “Company”), to be held at 9:00 a.m., on Wednesday, May 14, 2008 at the Melville Marriott Long Island, 1350 Old Walt Whitman Road, Melville, New York 11747.

The Annual Meeting will be held for the following purposes:

1.	To consider the election of thirteen directors of the Company for terms expiring in 2009.

2.	To consider the ratification of the selection of BDO Seidman, LLP (“BDO Seidman”) as the Company’s independent registered public accounting firm for the fiscal year ending December 27, 2008.

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on March 20, 2008 are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

The Company is pleased to take advantage of the new Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. The Company believes the new rules will allow it to provide its stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting of Stockholders. Accordingly, stockholders of record at the close of business on March 20, 2008 will receive a Notice Regarding the Availability of Proxy Materials and may vote at the Annual Meeting and any adjournment or postponement of the meeting.

To assure your representation at the Annual Meeting, you are urged to cast your vote, as instructed in the Notice Regarding the Availability of Proxy Materials, over the Internet or by telephone as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer. Any stockholder of record attending the Annual Meeting may vote in person, even if he or she has voted over the Internet, by telephone or returned a completed proxy card.

Whether or not you expect to attend the meeting in person, your vote is very important. Please cast your vote regardless of the number of shares you hold. I believe that you can be proud, excited and confident to be a stockholder of Henry Schein. I look forward to discussing our plans for Henry Schein’s future at the Annual Meeting, and I hope to see you there.

STANLEY M. BERGMAN
Chairman and Chief Executive Officer

Melville, New York
April 4, 2008

HENRY SCHEIN, INC.
135 DURYEA ROAD
MELVILLE, NEW YORK 11747

PROXY STATEMENT

The Board of Directors of Henry Schein, Inc. (the “Company”) has fixed the close of business on March 20, 2008 as the record date for determining the holders of the Company’s common stock, par value $0.01, entitled to notice of, and to vote at, the 2008 Annual Meeting of Stockholders (the “Annual Meeting”). As of that date, 90,082,040 shares of common stock were outstanding, each of which entitles the holder of record to one vote. The Notice of Annual Meeting, this proxy statement and the enclosed form of proxy are being made available to stockholders of record of the Company on or about April 4, 2008. A copy of our 2007 Annual Report to Stockholders is being made available with this proxy statement, but is not incorporated herein by reference.

The presence, in person or by proxy, of the holders of a majority of the shares eligible to vote is necessary to constitute a quorum in connection with the transaction of business at the Annual Meeting. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons eligible to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

Abstentions and broker non-votes will have no effect on the election of directors (Proposal 1), which is by plurality vote.

Abstentions will, in effect, be votes against the ratification of the selection of the independent registered public accounting firm (Proposal 2), as this item requires the affirmative vote of a majority of the shares present and eligible to vote on such items. Broker non-votes will not be considered votes cast on Proposal 2 and the shares represented by broker non-votes with respect to this proposal will be considered present but not eligible to vote on this proposal.

We will pay all expenses of this proxy solicitation. In addition to this proxy solicitation, proxies may be solicited in person or by telephone or other means (including by our directors or employees without additional compensation). We will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in distributing proxy materials to the beneficial owners of shares held of record by such persons.

If your shares of Common Stock are registered directly in your name with the Company’s transfer agent, you are considered, with respect to those shares, the stockholder of record. In accordance with rules and regulations recently adopted by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to each stockholder of record, we may now furnish proxy materials to our stockholders on the Internet. If you received a Notice Regarding the Availability of Proxy Materials (the “Notice of Internet Availability”) by mail, you will not receive a printed copy of these proxy materials. Instead, the Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in these proxy materials. The Notice of Internet Availability also instructs you as to how you may submit your proxy on the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, including a proxy card, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Internet Availability was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

Shares of Common Stock held in a stockholder’s name as the stockholder of record may be voted in person at the Annual Meeting. Shares of Common Stock held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy electronically via the Internet, by telephone or if you have requested a paper copy of these proxy materials, by returning the proxy or voting instruction card. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee.

Whether or not you are able to attend the Annual Meeting, you are urged to complete and return your proxy or voting instructions, which are being solicited by the Company’s Board of Directors and which will be voted as you direct on your proxy or voting instructions when properly completed. In the event no directions are specified, such proxies and voting instructions will be voted FOR the nominees for election to the Board of Directors, FOR the ratification of BDO Seidman, LLP as the Company’s independent registered public accountants for the fiscal year ending December 27, 2008 and in the discretion of the proxy holders as to other matters that may properly come before the Annual Meeting.

You may revoke or change your proxy or voting instructions at any time before the Annual Meeting. To revoke your proxy, send a written notice of revocation or another signed proxy with a later date to the Corporate Secretary of the Company at Henry Schein, Inc., 135 Duryea Road, Melville, New York 11747 before the beginning of the Annual Meeting. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy. To revoke your voting instructions, submit new voting instructions to your broker, trustee or nominee; alternatively, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, you may attend the Annual Meeting and vote in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors has approved the thirteen persons named below as nominees for election at the Annual Meeting to serve as directors until the 2009 Annual Meeting of Stockholders and until their successors are elected and qualified. Directors will be elected by plurality vote. Any executed proxies returned to the Company will be voted for the election of all of such persons except to the extent the proxy is specifically marked to withhold such authority with respect to one or more of such persons. All of the nominees for director (other than Karyn Mashima) currently serve as directors and were elected by the stockholders at the 2007 Annual Meeting. All of the nominees have consented to be named and, if elected, to serve. In the event that any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies may be voted in the discretion of the persons acting pursuant to the proxy for the election of other nominees. Set forth below is certain information, as of March 20, 2008, concerning the nominees:

Name	Age	Position

Barry J. Alperin	67	Director
Gerald A. Benjamin	55	Executive Vice President, Chief Administrative Officer, Director
Stanley M. Bergman	58	Chairman, Chief Executive Officer, Director
James P. Breslawski	54	President, Chief Operating Officer, Director
Paul Brons	66	Director
Margaret A. Hamburg, M.D.	52	Director
Donald J. Kabat	72	Director
Philip A. Laskawy	66	Director
Karyn Mashima	54	Director
Norman S. Matthews	75	Director
Mark E. Mlotek	52	Executive Vice President, Corporate Business Development, Director
Steven Paladino	51	Executive Vice President, Chief Financial Officer, Director
Louis W. Sullivan, M.D.	74	Director

BARRY J. ALPERIN has been a director since 1996. Mr. Alperin, a private consultant since 1995, served as Vice Chairman of Hasbro, Inc. from 1990 through 1995, as Co-Chief Operating Officer of Hasbro, Inc. from 1989 through 1990 and as Senior Vice President or Executive Vice President of Hasbro, Inc. from 1985 through 1989. Mr. Alperin served as a director of Seaman Furniture Company, Inc. from 1992 to 2001. He currently serves as a director of K’NEX Industries, Inc., The Hain Celestial Group, Inc. and K-Sea Transportation Partners L.P.

GERALD A. BENJAMIN has been our Executive Vice President and Chief Administrative Officer since 2000 and a director since 1994. Prior to holding his current position, Mr. Benjamin was Senior Vice President of Administration and Customer Satisfaction since 1993. Mr. Benjamin was Vice President of Distribution Operations from 1990 to 1992 and Director of Materials Management from 1988 to 1990. Before joining us in 1988, Mr. Benjamin was employed for thirteen years in various management positions at Estée Lauder, Inc., where his last position was Director of Materials Planning and Control.

STANLEY M. BERGMAN has been our Chairman and Chief Executive Officer since 1989 and a director since 1982. Mr. Bergman held the position of President of the Company from 1989 to 2005. Mr. Bergman held the position of Executive Vice President from 1985 to 1989 and Vice President of Finance and Administration from 1980 to 1985.

JAMES P. BRESLAWSKI has been our President and Chief Operating Officer since May 2005 and a director since 1992. Mr. Breslawski held the position of Executive Vice President and President of U.S. Dental from 1990 to April 2005, with primary responsibility for the North American Dental Group. Between 1980 and 1990,

Mr. Breslawski held various positions with us, including Chief Financial Officer, Vice President of Finance and Administration and Corporate Controller.

PAUL BRONS has been a director since April 2005. Between 1994 and 2002, Mr. Brons served as an executive board member of Akzo Nobel, N.V. From 1965 to 1994, Mr. Brons held various positions with Organon International BV, including President from 1983 to 1994 and Deputy President from 1979 to 1983. From 1975 to 1979, Mr. Brons served as the General Manager of the OTC operations of Chefaro. Both Organon and Chefaro operated within the Akzo Nobel group. Mr. Brons currently serves on the Board of Directors of Laboratorios Almirall S.A.

MARGARET A. HAMBURG, M.D. has been a director since 2003. Since 2005, Dr. Hamburg has served as Senior Scientist for the Nuclear Threat Initiative where she served as Vice President of Biological Programs from 2001 to 2004. From 1997 to 2001, Dr. Hamburg served as the Assistant Secretary for Planning and Evaluation, U.S. Department of Health and Human Services. From 1991 to 1997, Dr. Hamburg served as the Commissioner of Health for the City of New York. From 1988 to 1990, Dr. Hamburg held positions with the National Institute of Allergy & Infectious Diseases and the Office of Disease Prevention and Health Promotion, Office of the Assistant Secretary for Health, U.S. Department of Health and Human Services.

DONALD J. KABAT has been a director since 1996. Mr. Kabat was the Chief Financial Officer of Central Park Skaters, Inc. from 1992 to 1995 and the President of D.J.K. Consulting Services, Inc. from 1995 to 2006. From 1970 to 1992, Mr. Kabat was a partner in Andersen Consulting (now known as Accenture, Ltd.). Mr. Kabat currently serves on the Board of Directors of Phoenix House Development Fund.

PHILIP A. LASKAWY has been a director since 2002. Mr. Laskawy joined the accounting firm of Ernst & Young LLP in 1961 and served as a partner in the firm from 1971 to 2001, when he retired. Mr. Laskawy served in various senior management positions at Ernst & Young including Chairman and Chief Executive Officer, to which he was appointed in 1994. Mr. Laskawy currently serves on the Board of Directors of Cap Gemini SA, General Motors Corporation, Loews Corporation and Discover Financial Services.

KARYN MASHIMA was recommended by the Nominating and Governance Committee and nominated by the Board of Directors in March 2008 as a nominee to the Company’s Board of Directors. Ms. Mashima has been the Senior Vice President, Strategy and Technology of Avaya Inc. since 2000. Prior to holding her current position at Avaya, Ms. Mashima held similar positions with the Enterprise Communications unit of Lucent Technologies and AT&T from 1994 to 2000. Ms. Mashima was Vice President of Marketing at Proteon Technologies, Inc. from 1992 to 1994 and Vice President of Marketing at Network Equipment Technologies, Inc. from 1990 to 1992. From 1984 to 1990, Ms. Mashima was Product and Marketing Manager at Hewlett-Packard Company. From 1981 to 1984, Ms. Mashima was employed at Xerox Corp., where her last position was Product Manager of Xerox’s Office Systems division.

NORMAN S. MATTHEWS has been a director since 2002. Since 1989, Mr. Matthews has worked as an independent consultant and venture capitalist. From 1978 to 1988, Mr. Matthews served in various senior management positions for Federated Department Stores, Inc., including President from 1987 to 1988. Mr. Matthews currently serves on the Board of Directors of The Progressive Corporation and Finlay Fine Jewelry Corporation.

MARK E. MLOTEK has been Executive Vice President, Corporate Business Development since 2004 and was Senior Vice President of Corporate Business Development from 2000 to 2004. Prior to that, Mr. Mlotek was Vice President, General Counsel and Secretary from 1994 to 1999 and became a director in 1995. Prior to joining the Company, Mr. Mlotek was a partner in the law firm of Proskauer Rose LLP, counsel to us, specializing in mergers and acquisitions, corporate reorganizations and tax law from 1989 to 1994.

STEVEN PALADINO has been our Executive Vice President and Chief Financial Officer since 2000. Prior to holding his current position, Mr. Paladino was Senior Vice President and Chief Financial Officer from 1993 to 2000 and has been a director since 1992. From 1990 to 1992, Mr. Paladino served as Vice President and Treasurer and from 1987 to 1990 served as Controller. Before joining the Company, Mr. Paladino was employed as a public accountant for seven years, most recently with the international accounting firm of BDO Seidman. Mr. Paladino is a certified public accountant.

LOUIS W. SULLIVAN, M.D. has been a director since 2003. Since 2002, Dr. Sullivan has been President Emeritus of Morehouse School of Medicine in Atlanta, Georgia. From 1993 to 2002, Dr. Sullivan was President of Morehouse School of Medicine. From 1989 to 1993, Dr. Sullivan served as U.S. Secretary of Health and Human Services. Dr. Sullivan currently serves on the Board of Directors of United Therapeutics Corporation, BioSante Pharmaceuticals, Inc. and Emergent BioSolutions Inc.

THE AFFIRMATIVE VOTE OF THE HOLDERS OF A PLURALITY OF THE OUTSTANDING SHARES OF COMMON STOCK PRESENT IN PERSON OR REPRESENTED BY PROXY AND ENTITLED TO VOTE ON THIS MATTER AT THE ANNUAL MEETING IS REQUIRED TO APPROVE THE PROPOSED NOMINEES FOR DIRECTORS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED NOMINEES FOR DIRECTORS.

CORPORATE GOVERNANCE

Board of Directors Meetings and Committees

During the fiscal year ended December 29, 2007 (“fiscal 2007”), the Board of Directors held seven meetings. The Board of Directors has an Audit Committee, Compensation Committee, Nominating and Governance Committee and a Strategic Advisory Committee. During fiscal 2007, the Audit Committee held four meetings, the Compensation Committee held ten meetings, the Nominating and Governance Committee held three meetings and the Strategic Advisory Committee held three meetings. During fiscal 2007, each director, other than Marvin Schein (who attended five of seven, or 71% of the Board of Directors’ meetings), attended 75% or more of the aggregate number of meetings of the Board of Directors and committees on which such directors served. Each of the committees of the Board of Directors acts pursuant to a separate written charter adopted by the Board of Directors.

Independent Directors

The Board of Directors has affirmatively determined that Messrs. Alperin, Brons, Kabat, Laskawy, Matthews, Ms. Mashima and Drs. Hamburg and Sullivan are “independent,” as defined under Rule 4200 of The Nasdaq Stock Market (“Nasdaq”). In determining Ms. Mashima’s independence, the Board of Directors considered her significant other’s employment with the Company’s independent registered public accounting firm. He is a non-audit principal of such firm.

Independent directors, as defined under Nasdaq’s Rule 4200, meet at regularly scheduled executive sessions without members of Company management present.

Audit Committee

The Audit Committee currently consists of Messrs. Kabat (Chairman), Alperin and Laskawy. All of the members of the Audit Committee are independent directors as defined under Nasdaq’s Rule 4200. The Board of Directors has determined that each of the members of the Audit Committee are “audit committee financial experts,” as defined under the rules of the Securities and Exchange Commission (“SEC”) and, as such, each satisfy the requirements of Nasdaq’s Rule 4350.

The Audit Committee oversees (i) our accounting and financial reporting processes, (ii) our audits and (iii) the integrity of our financial statements on behalf of the Board of Directors, including the review of our consolidated financial statements and the adequacy of our internal controls. In fulfilling its responsibility, the Audit Committee has direct and sole responsibility, subject to stockholder approval, for the appointment, compensation, oversight and termination of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work. Additionally, the Audit Committee oversees those aspects of risk management and legal and regulatory compliance monitoring processes, which may impact our financial reporting. The Audit Committee meets at least four times each year and periodically meets separately with our management, internal auditor and the independent registered public accounting firm to discuss the results of their audit or review of the Company’s consolidated financial statements, their evaluation of our internal controls, the overall quality of the Company’s financial reporting, our critical accounting policies and to review and approve any related party transactions. We maintain procedures for the receipt, retention and the handling of complaints, which the Audit Committee established. The Audit Committee operates under a charter available on our Internet website at www.henryschein.com, under the Corporate Information-Corporate Governance caption.

Compensation Committee

The Compensation Committee currently consists of Messrs. Alperin (Chairman), Kabat and Matthews. The Compensation Committee reviews and approves (i) all incentive and equity-based compensation plans, including, without limitation, option, restricted stock and restricted stock unit plans in which officers or employees may participate, (ii) the Company’s Employee Retirement Income Security Act and other employee and executive benefits plans, and all related policies, programs and practices and (iii) arrangements with executive officers relating to their employment relationships with the Company, including, without limitation, employment agreements, severance agreements, supplemental pension or savings arrangements, change in control agreements and restrictive covenants. In addition, the Compensation Committee has overall responsibility for approving and evaluating the Company’s compensation and benefit plans, policies and programs. Each member of the Compensation Committee is an independent director as defined under Nasdaq’s Rule 4200, “non-employee director” as defined under the SEC’s rules and “outside director” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee may form subcommittees, consisting of members of the committee, and delegate authority to such subcommittees as it deems appropriate. The Compensation Committee operates under a charter available on our Internet website at www.henryschein.com, under the Corporate Information-Corporate Governance caption.

Use of Outside Advisors

In making its determinations with respect to executive compensation, the Compensation Committee has historically engaged the services of an independent compensation consultant. The Compensation Committee retains the services of Pearl Meyer & Partners to assist the Compensation Committee with several special projects, including advice on director compensation and the Company’s Long-Term Incentive Program (“LTIP”).

The Compensation Committee retains Pearl Meyer & Partners directly, although in carrying out assignments, Pearl Meyer & Partners also interacts with Company management when necessary and appropriate in order to obtain compensation and performance data for the executives and the Company. In addition, Pearl Meyer & Partners may, in its discretion, seek input and feedback from management regarding its consulting work product prior to presentation to the Compensation Committee in order to confirm alignment with the Company’s business strategy, identify data questions or other similar issues, if any, prior to presentation to the Compensation Committee. The Compensation Committee has authorized the Company’s Chief Administrative Officer to work with Pearl Meyer & Partners in managing the specific assignments made by the Compensation Committee.

The Compensation Committee annually reviews competitive compensation data prepared by Towers Perrin, a human resources consulting firm which provides a number of services to management.

The Compensation Committee has the authority to retain, terminate and set the terms of its relationship with any outside advisors who assist the Committee in carrying out its responsibilities.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Messrs. Laskawy (Chairman), Alperin and Sullivan. The purpose of the Nominating and Governance Committee is to identify individuals qualified to become Board of Directors members, recommend to the Board of Directors the persons to be nominated by the Board of Directors for election as directors at the annual meeting of stockholders, determine the criteria for selecting new directors and oversee the evaluation of the Board of Directors and management. In addition, the Nominating and Governance Committee reviews and reassesses our corporate governance procedures and practices and recommends any proposed changes to the Board of Directors for its consideration. All of the members of the Nominating and Governance Committee are independent directors as defined under Nasdaq’s Rule 4200. The Nominating and Governance Committee operates under a charter available on the Company’s Internet website at www.henryschein.com, under the Corporate Information-Corporate Governance caption.

The Nominating and Governance Committee will consider for nomination to the Board of Directors candidates suggested by stockholders, provided that such recommendations are delivered to the Company, together with the information required to be filed in a proxy statement with the SEC regarding director nominees and each such nominee’s consent to serve as a director if elected, no later than the deadline for submission of stockholder proposals. Our policy is to consider nominations to the Board of Directors from stockholders who comply with the procedures set forth in the Company’s Amended and Restated Certificate of Incorporation, as amended, for nominations at the Company’s Annual Meeting of Stockholders and to consider such nominations using the same criteria it applies to evaluate nominees recommended by other sources. To date, we have not received any recommendations from stockholders requesting that the Nominating and Governance Committee consider a candidate for inclusion among the Committee’s slate of nominees in the Company’s proxy statement.

In evaluating director nominees, the Nominating and Governance Committee currently considers the following factors:

•	the needs of the Company with respect to the particular talents, expertise and diversity of its directors;

•	the knowledge, skills, reputation and experience of nominees, including experience in business or finance, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board of Directors;

•	familiarity with businesses similar or analogous to the Company; and

•	experience with accounting rules and practices, and corporate governance principles.

The Nominating and Governance Committee may also consider such other factors that it deems are in the best interests of the Company and its stockholders.

The Nominating and Governance Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If any member of the Board of Directors does not wish to continue in service or if the Nominating and Governance Committee or the Board of Directors decides not to re-nominate a member for re-election, the Nominating and Governance Committee identifies the desired skills and experience of a new nominee, and discusses with the Board of Directors suggestions as to individuals that meet the criteria. In addition, the Nominating and Governance Committee has the authority to retain third party search firms to evaluate or assist in identifying or evaluating potential nominees.

With the goal of increasing the effectiveness of the Board of Directors and its relationship to management, the Nominating and Governance Committee evaluates the Board of Director’s performance as a whole. The evaluation process, which occurs at least annually, includes a survey of the individual views of all directors, which are then shared with the full Board of Directors. In addition, each of the committees performs a similar annual self-evaluation.

Strategic Advisory Committee

The Strategic Advisory Committee currently consists of Messrs. Matthews (Chairman), Brons, Laskawy and Drs. Hamburg and Sullivan. The purpose of the Strategic Advisory Committee is to provide advice to the Board of Directors and to our management regarding the monitoring and implementation of our corporate strategic plan, as well as general strategic planning. All of the members of the Strategic Advisory Committee are independent directors as defined under Nasdaq’s Rule 4200. The Strategic Advisory Committee operates under a charter available on our Internet website at www.henryschein.com, under the Corporate Information-Corporate Governance caption.

Stockholder Communications

Stockholders who wish to communicate with the Board of Directors may do so by writing to the Corporate Secretary of the Company at Henry Schein, Inc., 135 Duryea Road, Melville, New York 11747. The office of the

Corporate Secretary will receive the correspondence and forward it to the Chairman of the Nominating and Governance Committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to the Company or its business or is similarly inappropriate.

Our policy is to encourage our Board of Directors members to attend the Annual Meeting of Stockholders, and twelve of our thirteen directors then in office attended the 2007 Annual Meeting of Stockholders.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, a copy of which is available on our Internet website at www.henryschein.com, under the Corporate Information-Corporate Governance caption. Our Corporate Governance Guidelines address topics such as (i) role of the Board of Directors, (ii) director responsibilities, (iii) Board of Directors composition, (iv) definition of independence, (v) committees, (vi) selection of Board of Directors nominees, (vii) orientation and continuing education of directors, (viii) executive session of independent directors, (ix) management development and succession planning, (x) Board of Directors compensation, (xi) attendance of directors at the Annual Meeting of Stockholders, (xii) Board of Directors access to management and independent advisors, (xiii) annual evaluation of Board of Directors and committees, (xiv) submission of director resignations and (xv) communicating with the Board of Directors.

Among other things, the Company’s Corporate Governance Guidelines provide that it is the Board of Directors’ policy to periodically review issues related to the selection and performance of the Chief Executive Officer. At least annually, the Chief Executive Officer must report to the Board of Directors on the Company’s program for management development and on succession planning. In addition, the Board of Directors and Chief Executive Officer shall periodically discuss the Chief Executive Officer’s recommendations as to a successor in the event of the sudden resignation, retirement or disability of the Chief Executive Officer.

The Company’s Corporate Governance Guidelines also provide that it is the Board of Directors’ policy that, in light of the increased oversight and regulatory demands facing directors, directors must be able to devote sufficient time to carrying out their duties and responsibilities effectively. Accordingly, directors should not serve on more than five other boards of public companies in addition to the Company’s Board of Directors.

Code of Business Conduct and Ethics

In addition to our Worldwide Business Standards applicable to all employees, we have adopted a Code of Business Conduct and Ethics that applies to our Chief Executive Officer, Chief Financial Officer and Controller. The Code of Business Conduct and Ethics is posted on our Internet website at www.henryschein.com, under the Corporate Information-Corporate Governance caption. We intend to disclose on our website any amendment to, or waiver of, a provision of the Code of Business Conduct and Ethics that applies to the Chief Executive Officer, Chief Financial Officer or Controller.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information regarding beneficial ownership of our common stock as of March 20, 2008 by (i) each person we know is the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each director of the Company, (iii) each nominee for director of the Company, (iv) our Chief Executive Officer, our Chief Financial Officer and each of the other three most highly paid executive officers serving as of December 29, 2007 (the “Named Executive Officers”) and (v) all directors and executive officers as a group.

	Shares Beneficially Owned
		Percent of
Names and Addresses(1)	Number	Class

Barry J. Alperin(2)	101,903	*
Gerald A. Benjamin(3)	143,817	*
Stanley M. Bergman(4)	1,133,348	1.3%
James P. Breslawski(5)	385,755	*
Paul Brons(6)	22,804	*
Margaret A. Hamburg, M.D.(7)	63,472	*
Donald J. Kabat(8)	95,354	*
Stanley Komaroff(9)	142,974	*
Philip A. Laskawy(10)	82,811	*
Karyn Mashima (nominee for director)	—	*
Norman S. Matthews(11)	98,607	*
Mark E. Mlotek(12)	121,300	*
Steven Paladino(13)	336,661	*
Marvin H. Schein(14)	103,979	*
Louis W. Sullivan, M.D.(15)	59,812	*
FMR LLC(16)	9,650,938	10.7%
T. Rowe Price Associates, Inc.(17)	9,821,188	10.9%
Directors and Executive Officers as a Group (18 persons)(18)	3,315,962	3.7%

*	Represents less than 1%.

(1)	Unless otherwise indicated, the address for each person is c/o Henry Schein, Inc., 135 Duryea Road, Melville, New York 11747.

(2)	Represents (i) 4,000 shares owned directly and over which he has sole voting and dispositive power, (ii) 5,851 shares of restricted common stock, (iii) outstanding options to purchase 91,453 shares that either are exercisable or will become exercisable within 60 days and (iv) 599 shares of the Company held in the Company’s Non-Employee Director Deferred Compensation Plan.

(3)	Represents (i) 6,320 shares owned directly and over which he has sole voting and dispositive power, (ii) 20,148 shares of restricted common stock, (iii) outstanding options to purchase 114,293 shares that either are exercisable or will become exercisable within 60 days and (iv) 3,056 shares of the Company held in a 401(k) plan account.

(4)	Represents (i) 104 shares that Mr. Bergman owns directly and over which he has sole voting and dispositive power, (ii) 30,591 shares of restricted common stock, (iii) outstanding options to purchase 25,912 shares that either are exercisable or will become exercisable within 60 days, (iv) 3,993 shares of the Company held in a 401(k) plan account, (v) 1,066,413 shares over which Marion Bergman, Mr. Bergman’s wife, and Lawrence O. Sneag have shared voting and dispositive power as co-trustees of the Stanley M. Bergman Continuing Trust dated September 15, 1994, (vi) 5,392 shares over which Mr. Bergman’s sons have shared voting and dispositive power as trustees of a trust for the benefit of a third party, wherein Mr. Bergman is the grantor and (vii) 943 shares owned indirectly by Mr. Bergman’s wife over which Mr. Bergman has shared voting and dispositive power. Mr. Bergman disclaims beneficial ownership with respect to the 5,392 shares held in trust by his sons for the benefit of such third party.

(5)	Represents (i) 152,604 shares owned directly and over which he has sole voting and dispositive power, (ii) 24,489 shares of restricted common stock, (iii) outstanding options to purchase 205,507 shares that either are exercisable or will become exercisable within 60 days and (iv) 3,155 shares of the Company held in a 401(k) plan account.

(6)	Represents (i) 500 shares owned directly and over which he has sole voting and dispositive power, (ii) 5,851 shares of restricted common stock and (iii) outstanding options to purchase 16,453 shares that either are exercisable or will become exercisable within 60 days.

(7)	Represents (i) 1,000 shares owned directly and over which she has sole voting and dispositive power, (ii) 5,851 shares of restricted common stock, (iii) outstanding options to purchase 51,453 shares that either are exercisable or will become exercisable within 60 days and (iv) 5,168 shares of the Company held in the Company’s Non-Employee Director Deferred Compensation Plan.

(8)	Represents (i) 5,851 shares of restricted common stock, (ii) 2,000 shares held indirectly over which Mr. Kabat and his wife are co-trustees for the benefit of his wife and over which Mr. Kabat has shared voting and dispositive power, (iii) outstanding options to purchase 86,453 shares that either are exercisable or will become exercisable within 60 days and (iv) 1,050 shares of the Company held in the Company’s Non-Employee Director Deferred Compensation Plan.

(9)	Represents (i) 400 shares owned directly and over which he has sole voting and dispositive power, (ii) 20,148 shares of restricted common stock, (iii) 100 shares held in trust by Mr. Komaroff’s sons as trustees for Mr. Komaroff’s grandson; (iv) outstanding options to purchase 122,243 shares that either are exercisable or will become exercisable within 60 days and (v) 83 shares of the Company held in a 401(k) plan account.

(10)	Represents (i) 5,851 shares of restricted common stock, (ii) 4,000 shares owned indirectly by Mr. Laskawy’s wife over which he has shared voting and dispositive power, (iii) outstanding options to purchase 66,453 shares that either are exercisable or will become exercisable within 60 days, and (iv) 6,507 shares of the Company held in the Company’s Non-Employee Director Deferred Compensation Plan.

(11)	Represents (i) 10,000 shares owned directly and over which he was sole voting and dispositive power, (ii) 5,851 shares of restricted common stock, (iii) 9,400 shares owned indirectly by Mr. Matthews’ wife, Peter Banks and Harold Tanner as trustees of a trust for the benefit of Mr. Matthews’ wife over which he has shared voting and dispositive power, (iv) outstanding options to purchase 66,453 shares that either are exercisable or will become exercisable within 60 days and (v) 6,903 shares of the Company held in the Company’s Non-Employee Director Deferred Compensation Plan.

(12)	Represents (i) 20,148 shares of restricted common stock, (ii) 800 shares owned indirectly by Mr. Mlotek’s children over which he has shared voting and dispositive power, (iii) options to purchase 98,603 shares that either are exercisable or will become exercisable within 60 days and (iv) 1,749 shares of the Company held in a 401(k) plan account.

(13)	Represents (i) 12,720 shares owned directly and over which he has sole voting and dispositive power, (ii) 20,148 shares of restricted common stock, (iii) outstanding options to purchase 300,743 shares that either are exercisable or will become exercisable within 60 days and (iv) 3,050 shares of the Company held in a 401(k) plan account.

(14)	Represents (i) 100,000 shares owned directly and over which he has sole voting and dispositive power and (ii) 3,979 shares of the Company held in a 401(k) plan account.

(15)	Represents (i) 500 shares owned directly and over which he has sole voting and dispositive power, (ii) 5,851 shares of restricted common stock, (iii) outstanding options to purchase 50,953 shares that either are exercisable or will become exercisable within 60 days and (iv) 2,508 shares of the Company held in the Company’s Non-Employee Director Deferred Compensation Plan.

(16)	The principal office of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109. The foregoing information regarding the stock holdings of FMR LLC and its affiliates is based on an amended Schedule 13G filed by FMR LLC with the SEC on February 14, 2008.

(17)	The principal office of T. Rowe Price Associates, Inc. (#Price Associates#) is 100 East Pratt Street, Baltimore, Maryland 21202. These securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The foregoing information regarding the stock holdings of Price Associates and its affiliates is based on amended Schedule 13Gs filed by Price Associates with the SEC on February 12, 2008.

(18)	Includes (i) with respect to all directors and Named Executive Officers, (a) 1,576,560 shares, directly or indirectly, beneficially owned, including restricted common stock, (b) 19,065 shares of the Company held in 401(k) plan accounts and (c) options to purchase 1,306,652 shares that either are exercisable or will become exercisable within 60 days; and (ii) with respect to all executive officers that are not Named Executive Officers, (a) 59,279 shares, directly or indirectly, beneficially owned, including restricted common stock, (b) 9,299 shares of the Company held in 401(k) plan accounts and (c) options to purchase 345,107 shares that either are exercisable or will become exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our executive officers and directors are required under the Securities Exchange Act of 1934 (the “Exchange Act”) to file reports of ownership of common stock of the Company with the SEC. Copies of those reports must also be furnished to the Company. Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during fiscal 2007 the executive officers and directors of the Company timely complied with all applicable filing requirements.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives and Strategy

The Company’s executive officer compensation program is designed to attract and retain the caliber of officers needed to ensure the Company’s continued growth and profitability and to reward them for their performance, the Company’s performance and for creating long term value for stockholders. The primary objectives of the program are to:

•	align rewards with performance that creates stockholder value;

•	support the Company’s strong team orientation;

•	encourage high potential team players to build a career at the Company; and

•	provide rewards that are cost-efficient, competitive with other organizations and fair to employees and stockholders.

The Company’s executive compensation programs are approved and administered by the Compensation Committee of the Board of Directors. Working with management and outside advisors, the Compensation Committee has developed a compensation and benefits strategy that rewards performance and behaviors and reinforces a culture that the Compensation Committee believes will drive long-term success.

The compensation program rewards team accomplishments while promoting individual accountability. The executive officer compensation program depends in significant measure on Company results, but business unit results and individual accomplishments are also very important factors in determining each executive’s compensation. The Company has a robust planning and goal-setting process that is fully integrated into the compensation system, enhancing a strong relationship between individual efforts, Company results, and financial rewards.

A major portion of total compensation is placed at risk through annual and long-term incentives. As shown in the Summary Compensation Table, in 2007 the sum of restricted stock awards, options, non-equity incentive plan compensation (annual incentive awards), and bonus represented between 65% and 72% of the total compensation for the Named Executive Officers. The combination of incentives is designed to balance annual operating objectives and Company earnings performance with longer-term stockholder value creation.

We seek to provide competitive compensation that is commensurate with performance. We target compensation at the median of the market, and calibrate both annual and long-term incentive opportunities to generate less-than-median awards when goals are not fully achieved and greater-than-median awards when goals are exceeded.

We seek to promote a long-term commitment to the Company by our senior executives. We believe that there is great value to the Company in having a team of long-tenure, seasoned managers. Our team-focused culture and management processes are designed to foster this commitment. The vesting schedules attached to restricted stock (three year performance-based vesting) and option awards (25% per year over four years time-based vesting) reinforce this long-term orientation.

Role of the Compensation Committee

General

The Compensation Committee provides overall guidance for our executive compensation policies and determines the amounts and elements of compensation for our executive officers. The Compensation Committee’s function is more fully described in its charter which has been approved by our Board of Directors. The charter is available on our Internet website at www.henryschein.com, under the Corporate Information-Corporate Governance caption.

When considering decisions concerning the compensation of our executive officers, other than the Chief Executive Officer, the Compensation Committee asks for Mr. Bergman’s recommendations, including his detailed evaluation of each executive’s performance. When considering decisions concerning the compensation of our outside directors, the Compensation Committee reviews management’s recommendation before making its own determination.

Use of Outside Advisors

In making its determinations with respect to executive compensation, the Compensation Committee has historically engaged the services of Pearl Meyer & Partners, an independent compensation consultant. In addition, the Compensation Committee annually reviews competitive compensation data prepared by Towers Perrin, an independent human resources consulting firm which provides a number of services to the Company.

Compensation Structure

Pay Elements — Overview

The Company utilizes four main components of compensation:

•	Base Salary — fixed pay that takes into account an individual’s role and responsibilities, experience, expertise and individual performance;

•	Annual Incentive Compensation — variable pay that is designed to reward attainment of annual business goals, with target award opportunities generally expressed as a percentage of base salary;

•	Equity-Based Awards — stock-based awards including options, restricted stock and restricted stock units; and

•	Other Benefits and Perquisites — includes medical, dental and life insurance benefits, retirement savings, car allowances and, in the case of Mr. Bergman, certain additional services.

Pay Elements — Details

Base Salary

The Compensation Committee annually reviews executive officer salaries and makes adjustments as warranted based on individual responsibilities and performance, Company performance in light of market conditions and competitive practice. Salary adjustments are generally approved and implemented during the first quarter of the calendar year. The 2007 salaries of the Named Executive Officers, other than Mr. Bergman, were increased by an average of 3.6% over 2006 levels. Mr. Bergman’s salary increased by 2.7% over his 2006 salary. Salary increases for executive officers are generally consistent with those of other management employees.

Annual Incentive Compensation

Annual incentive compensation for each of the Company’s executive officers, other than Mr. Bergman, is paid under the Performance Incentive Plan (“PIP”) for such year. The components of the PIP are designed to reward the achievement of pre-established corporate, business unit and individual performance goals. At the beginning of each year, the Chief Executive Officer recommends to the Compensation Committee which executive officers should participate in the PIP for that year and, following review and approval by the Compensation Committee, such officers are notified of their participation. The Chief Executive Officer recommends to the Compensation Committee the PIP’s performance goals for executive officers, subject to the Compensation Committee’s review and approval, and determines such goals for participants who are not executive officers.

PIP awards for 2007 performance for the Named Executive Officers, other than Mr. Bergman, were established at the beginning of 2007. For Messrs. Breslawski, Mlotek and Paladino, such performance awards were based on (i) the Company’s 2007 earnings per share measured against pre-established standards, as may be adjusted pursuant to the terms of the 2007 PIP (the “2007 EPS Target”), (ii) achievement of financial goals in their respective business units (“Business Financial Goal”) and (iii) achievement of individual objectives (“Individual Performance Goal”). For fiscal 2007, Mr. Komaroff’s annual incentive award was equal to the average of the annual PIP bonuses received by Messrs. Benjamin, Paladino and Mlotek. Mr. Komaroff’s annual incentive award in 2008 will, like the other Named Executive Officers (other than Mr. Bergman), be based on the Company’s financial goal, Mr. Komaroff’s respective Business Financial Goal and his Individual Performance Goal.

The weight (as a percentage of the PIP target award) for each component of the PIP awards for Messrs. Breslawski, Paladino and Mlotek’s are as follows:

•	Mr. Breslawski: Business Financial Goal of 55%; 2007 EPS Target of 30% and Individual Performance Goal of 15%;

•	Mr. Paladino: Business Financial Goal of 20%; 2007 EPS Target of 60% and Individual Performance Goal of 20%; and

•	Mr. Mlotek: Business Financial Goal of 30%; 2007 EPS Target of 50% and Individual Performance Goal of 20%.

In March 2007, the Compensation Committee set the 2007 EPS Target at $2.52, representing the target goal designed to result in a PIP award payout equal to 100%. Pursuant to the 2007 PIP, the Compensation Committee is required to (i) adjust the PIP goals for acquisitions and new business ventures not initially considered when developing the target and (ii) exclude from the calculation of the 2007 EPS items of gain, loss or expense related to the disposal of a business or discontinued operations, capital transactions undertaken by the Company during the fiscal year, the Company’s repurchase of any class of its securities during the fiscal year or changes in accounting principles or changes in applicable law or regulations. Additionally, the Compensation Committee may adjust the EPS target for items resulting from unforeseen events or facts and circumstances outside the Company’s control. Also, the Compensation Committee or the CEO (solely with respect to non-executive officers) may award all or a portion of a PIP award (i) upon the attainment of any goals (including the applicable predefined goals) or (ii) regardless of whether the applicable predefined goals are attained. To account for the impact of the Company’s stock buyback program, acquisitions and certain capital transactions that occurred in 2007, the Compensation Committee decreased the 2007 EPS Target from $2.52 to $2.50. Our actual 2007 EPS was $2.58, which resulted in a payout of 192% of PIP target based on a pre-established weighted formula set by the Compensation Committee under the 2007 PIP.

The Compensation Committee believes that the Business Financial Goal and Individual Performance Goal are designed to motivate management to achieve challenging, but attainable goals for talented executives. Achievement of these targets is substantially uncertain at the time such targets are established. The Compensation Committee sets the targets for PIP awards such that incentive compensation is paid at less-than-median of the market awards when Business Financial Goal or Individual Performance Goal are not fully achieved and greater-than-median awards when goals are exceeded.

During the first quarter of 2008, the Chief Executive Officer reviewed the relevant financial and operating performance achievements of the Company and its business units, as well as the individual performance of the participating officers, against the PIP performance goals that had been previously established, and submitted proposed PIP awards for the participating officers (other than the executive officers) to the Compensation Committee for approval. The Compensation Committee evaluated and approved PIP awards for the executive officers and, considered and approved, in its sole discretion, an additional amount to be awarded to certain executive officers, including the Named Executive Officers (other than Mr. Bergman). Such additional amounts were awarded to (i) reflect measured achievement of individual and business unit goals that were not initially considered when developing the targets for such executives and (ii) award such executive officers for their individual contributions to the Company’s growth in diluted earnings per share. The total PIP payments (including discretionary and non-discretionary portions) for 2007 for the four Named Executive Officers, other than Mr. Bergman, averaged 128% of salary. The discretionary portion of the PIP awards for the four Named Executive Officers, other than Mr. Bergman, averaged 3.2% of the actual PIP award amount paid to them.

PIP awards for the Named Executive Officers (other than the discretionary portion) appear in the Summary Compensation Table in the column captioned “Non-Equity Incentive Plan Compensation.” The discretionary portion of such awards appears in the Summary Compensation Table in the column captioned “Bonus.”

Mr. Bergman’s annual incentive award is based on pre-established performance goals set under the Company’s Section 162(m) Cash Bonus Plan. Mr. Bergman’s 2007 award was based on the Company’s 2007 EPS Target (weighted at 75% of his award) and the average performance of the Company’s other executive officers with respect to their Business Financial Goal and their Individual Performance Goal (weighted at 25% of his award).

The Compensation Committee awarded Mr. Bergman an annual bonus under the Company’s Section 162(m) Cash Bonus Plan equal to $1,800,000 with respect to 2007 performance. In making its bonus determination, the Compensation Committee certified the achievement of the 2007 performance goals that were set in March 2007 and evaluated the Company’s 2007 EPS Target (as adjusted) and the average bonuses earned by the Company’s executive officers (including the Named Executive Officers) in relation to their target bonus opportunities. Such achievements generated a bonus amount of $2,612,469. However, given the Company’s strong team-based approach and general philosophy regarding executive compensation, after discussion with Mr. Bergman, the Compensation Committee reduced Mr. Bergman’s 2007 bonus to $1,800,000. The decision to reduce the amount payable to Mr. Bergman is in no way a reflection on his performance.

Equity-Based Awards

The Company and the Compensation Committee believe that equity-based awards are an important factor in aligning the long-term financial interest of the officers and stockholders. The Compensation Committee continually evaluates the use of equity-based awards and intends to continue to use such awards in the future as part of designing and administering the Company’s compensation program. Beginning in 2006, the Compensation Committee replaced its practice of granting equity incentives solely in the form of options with a mix of 50% options and 50% restricted stock or restricted stock units, which was the practice for the 2007 LTIP. The stated percentages are based on value, with values for options being based on the Black-Scholes option pricing model. Allocating the equity grant value to be 50% options and 50% restricted stock provides equity grant values consistent with past awards while using fewer shares overall. It is designed to provide emphasis on preserving stockholder values generated in recent years while providing significant incentives for continuing growth. Except with respect to new hires, all grants are issued on the date they are approved by the Compensation Committee. In the case of new hires, grants are approved by the Compensation Committee for grant on the last business day of the fiscal quarter in which such grant was approved. The exercise price of an option is always the grant date closing market price per share. The options uses time-based vesting and vest in four equal annual installments beginning on the first anniversary of the grant date, provided that no termination of service has occurred.

Awards of restricted stock granted to the Named Executive Officers use performance-based vesting and vest at the end of three years if certain Company performance goals are met, provided that no termination of service has occurred (“Performance-Contingent Restricted Shares”). Performance goals are tied solely to growth of the Company’s diluted earnings per share (“EPS”). These performance goals are based on the Company’s long-term earnings growth objectives of earnings per share growth in the mid-teens (as a percentage) per year. If the Company continues to perform at expected levels, it is likely that our executives will earn equal to or greater than their target awards under the plan. Similar to the PIP, pursuant to the 2006 and 2007 LTIP, the Compensation Committee is required to (i) adjust the LTIP goals for acquisitions and new business ventures not initially considered when developing the target and (ii) exclude from the calculation of the 2007 EPS items of gain, loss or expense related to the disposal of a business or discontinued operations, capital transactions undertaken by the Company during the fiscal year, the Company’s repurchase of any class of its securities during the fiscal year or changes in accounting principles or changes in applicable law or regulations. Additionally, the Compensation Committee may adjust the EPS target for items resulting from unforeseen events or facts and circumstances outside the Company’s control. To account for the impact of the Company’s stock buyback program, acquisitions and various capital transactions that occurred in 2007, the Compensation Committee decreased the three year EPS goal for the Performance-Based Contingent Restricted Shares granted in 2006 by 0.5% and decreased the three year EPS goal for the Performance-Based Contingent Restricted Shares granted in 2007 by 0.7%.

Prior to 2006, Mr. Bergman did not receive equity grants. As part of its consideration of an amendment to Mr. Bergman’s employment agreement, approved by the Board of Directors on December 16, 2005, the Compensation Committee determined that it was appropriate to provide equity incentives to Mr. Bergman in a manner consistent with those granted to other Named Executive Officers and, as a result, options and restricted stock were granted to Mr. Bergman with respect to 2006 and 2007. (See the table entitled “Outstanding Equity Awards at 2007 Fiscal Year End.”)

Other Benefits and Perquisites

The Company’s executive compensation program also includes other benefits and perquisites. These benefits include annual matching contributions to executive officers’ 401(k) plan accounts, annual allocations to the Company’s Supplemental Executive Retirement Plan (“SERP”) accounts, health benefits, automobile allowances and life insurance coverage. The Company annually reviews these other benefits and perquisites and makes adjustments as warranted based on competitive practices and the Company’s performance. In addition to the executive benefits and perquisites provided to other senior executives, Mr. Bergman is provided with administrative services, as well as a payment to cover income taxes resulting from his use of an automobile provided by the Company. The Compensation Committee has approved these other benefits and perquisites as a reasonable component of the Company’s executive officer compensation program. (See the “All Other Compensation” column in the Summary Compensation Table.)

Pay Mix

We utilize the particular elements of compensation described above because we believe that it provides a well-proportioned mix of secure compensation, retention value and at-risk compensation which produces short-term and long-term performance incentives and rewards. By following this approach, we provide the executive a measure of security with a minimum expected level of compensation, while motivating the executive to focus on business metrics that will produce a high level of short term and long-term performance for the Company and long-term wealth creation for the executive, as well as reducing the risk of recruitment of top executive talent by competitors. The mix of metrics used for our annual incentive program (i.e., the PIP and the 162(m) Cash Bonus Plan) and our annual LTIP likewise provides an appropriate balance between short-term financial performance and long-term financial and stock performance.

For executive officers, the mix of compensation is weighted heavily toward at-risk pay (annual incentives and long-term incentives). Maintaining this pay mix results fundamentally in a pay-for-performance orientation for our executives, which is aligned with our stated compensation philosophy of providing compensation commensurate with performance, while targeting pay at approximately the 50th percentile of the competitive market.

Pay Levels and Benchmarking

Pay levels for executive officers are determined based on a number of factors, including the individual’s roles and responsibilities within the Company, the individual’s experience and expertise, the pay levels for peers within the Company, pay levels in the marketplace for similar positions and performance of the individual and the Company as a whole. The Compensation Committee is responsible for approving pay levels for the executive officers. In determining the pay levels, the Compensation Committee considers all forms of compensation and benefits, using tools such as wealth creation tally sheets to review the total value delivered through all elements of pay.

The Compensation Committee assesses “competitive market” compensation using a number of sources. One of the data sources used in setting competitive market levels for the executive officers is the information publicly disclosed by a peer group of the Company, which will be reviewed annually and may change from year to year. The peer group of companies is engaged in the distribution and/or manufacturing of healthcare products or industrial equipment and supplies. The peer group of companies are Dentsply International Inc., MSC Industrial Direct Co., Inc., Omnicare, Inc., Owens & Minor, Inc., Patterson Companies, Inc., PSS World Medical, Inc. and W.W. Grainger, Inc. The Company also reviews comparative data supplied by Towers Perrin for companies with revenues between $4 billion and $8 billion.

After consideration of the data collected on external competitive levels of compensation and internal relationships within the executive group, the Compensation Committee makes decisions regarding individual executives’ target total compensation opportunities based on the need to attract, motivate and retain an experienced and effective management team.

Relative to the competitive market data, the Compensation Committee generally intends that the base salary and target annual incentive compensation for each executive will be at the median of the competitive market.

As noted above, notwithstanding the Company’s overall pay positioning objectives, pay opportunities for specific individuals vary based on a number of factors such as scope of duties, tenure, institutional knowledge and/or difficulty in recruiting a new executive. Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of operating goals and the creation of stockholder value.

Conclusion

The level and mix of compensation that is finally decided upon is considered within the context of both the objective data from our competitive assessment of compensation and performance, as well as discussion of the subjective factors as outlined above. The Compensation Committee believes that each of the compensation packages is within the competitive range of practices when compared to the objective comparative data even where subjective factors have influenced the compensation decisions.

Post Termination and Change in Control

The Company has entered into an employment agreement with Mr. Bergman in order to ensure his continuing employment by the Company. This agreement currently extends through December 31, 2008, and may be renewed for successive three-year periods by the Company. The Board of Directors has determined that Mr. Bergman’s long-term commitment to the Company is a valuable asset to the organization. In conjunction with the negotiation of this agreement, the Company agreed to provide certain severance benefits to Mr. Bergman upon the termination of his employment both before and after a change in control and under other post termination scenarios. These benefits are described and quantified in the section entitled “Employment Agreements and Post Termination and Change in Control Arrangements” under Executive and Director Compensation.

The Company believes that a strong, experienced management team is essential to the best interests of the Company and its stockholders. The Company recognizes that the possibility of a change in control could arise and that such a possibility could result in the departure or distraction of members of the management team to the detriment of the Company and its stockholders. We have entered into Change in Control Agreements with Named Executive Officers, other than Mr. Bergman, in order to minimize employment security concerns arising in the course of negotiating and completing a significant transaction. These benefits are payable both before and after a change in control. The Company has also entered into an employment agreement with Mr. Komaroff under which benefits are payable upon the termination of his employment. The benefits to the Named Executive Officers are enumerated and quantified in the section entitled “Employment Agreements and Post Termination and Change in Control Arrangements” under Executive and Director Compensation.

Stock Ownership Guidelines

The Company believes that, to align the interests of the executive officers and directors of the Company with the stockholders of the Company, the executive officers and directors of the Company should have a financial stake in the Company. In March 2006, the Board of Directors adopted a policy requiring each executive officer to own, no later than three years from the effective date of the policy, equity in the Company equal to a minimum of three times such executive officer’s annual base salary. Each director should own, no later than three years from the effective date of the policy, equity in the Company equal to a minimum of 100% of such director’s annual retainer. Newly appointed executive officers and directors will have three years from the date of their appointment to comply with the stock ownership policy. The Board of Directors will evaluate whether exceptions should be made for any executive officer or director on whom this requirement would impose a financial hardship or for other appropriate reasons as determined by the Board of Directors. Equity includes: shares of any class of capital stock; shares of vested restricted stock; unexercised vested options; vested shares of common stock held in such executive officer’s 401(k) plan; warrants or rights to acquire shares of capital stock; and securities that are convertible into shares of capital stock; provided that an amount equal to at least 20% of such director’s or executive officer’s annual base salary or annual retainer, as the case may be, must be owned by such director or executive officer in the form of shares of common stock. Further, executive officers may only sell up to one-half of the equity value above the ownership requirement.

Impact of Tax and Accounting

As a general matter, the Compensation Committee considers the various tax and accounting implications of compensation vehicles employed by the Company.

When determining amounts of long-term incentive grants to executives and employees, the Compensation Committee examines the accounting cost associated with the grants. Under Statement of Financial Accounting Standards 123 (revised 2004) (“FAS 123R”), grants of options, restricted stock, restricted stock units and other share-based payments result in an accounting charge for the Company. The accounting charge is equal to the fair value of the instruments being issued. For restricted stock and restricted stock units, the cost is equal to the fair value of the stock on the date of grant multiplied by the number of shares or units granted. For options, the cost is equal to the Black-Scholes value on the date of grant multiplied by the number of shares or units granted. This expense is amortized over the requisite service period, or vesting period of the instruments. The Compensation Committee also carefully considers the impact of using market conditions (e.g., share price or total stockholder return) as a performance metric under the LTIP, mindful of the fact that if the condition is not achieved, the accounting charge would not be reversible, although the Compensation Committee may grant compensation that does not constitute performance-based compensation under Section 162(m) of the Code if it considers it appropriate and in the best interest of the Company. Grants under the 162(m) Cash Bonus Plan, option grants and awards of performance-based restricted stock are generally intended to be performance-based under Section 162(m) of the Code; although grants under the PIP are tied to the Company’s performance, these are not intended to meet the requirements under Section 162(m).

Section 162(m) of the Code generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to certain Named Executive Officers. Exceptions are made for qualified performance-based compensation, among other things. It is the Compensation Committee’s policy to maximize the effectiveness of our executive compensation plans in this regard.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s annual report on Form 10-K.

THE COMPENSATION COMMITTEE
Barry J. Alperin, Chairman
Donald J. Kabat
Norman S. Matthews

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Officers

Our executive officers and their ages and positions as of March 20, 2008 are:

Name	Age	Position

Gerald A. Benjamin	55	Executive Vice President, Chief Administrative Officer, Director
Stanley M. Bergman	58	Chairman, Chief Executive Officer, Director
James P. Breslawski	54	President, Chief Operating Officer, Director
Leonard A. David	59	Senior Vice President, Chief Compliance Officer
James Harding	52	Senior Vice President, Corporate Chief Technology Officer
Stanley Komaroff	72	Senior Advisor
Mark E. Mlotek	52	Executive Vice President, Corporate Business Development, Director
Steven Paladino	51	Executive Vice President, Chief Financial Officer, Director
Michael Racioppi	53	Senior Vice President, Chief Merchandising Officer
Michael Zack	55	President, International Group

The biographies for Messrs. Benjamin, Bergman, Breslawski, Mlotek and Paladino follow the table listing our directors under “Proposal 1 — Election of Directors” above. Biographies for our other executive officers are:

LEONARD A. DAVID has been Senior Vice President and Chief Compliance Officer since March 2006. Mr. David held the position of Vice President and Chief Compliance Officer from March 2005 to March 2006. Mr. David held the position of Vice President of Human Resources and Special Counsel from 1995 to March 2005. Mr. David held the office of Vice President, General Counsel and Secretary from 1990 to 1995 and practiced corporate and business law for eight years prior to joining us.

JAMES HARDING has been Corporate Chief Technology Officer of the Company since May 2005 and Senior Vice President since October 2001. Prior to holding his current position, Mr. Harding was Chief Information Officer since October 2001, with primary responsibility for worldwide information technology.

STANLEY KOMAROFF has been Senior Advisor since 2003. Prior to joining us, Mr. Komaroff was a partner for 35 years in the law firm of Proskauer Rose LLP, counsel to the Company. He served as Chairman of that firm from 1991 to 1999.

MICHAEL RACIOPPI has been Senior Vice President, Chief Merchandising Officer since January 2008. Prior to holding his current position, Mr. Racioppi was President of the Medical Division from 2000 to January 2008, Interim President from 1999 to 2000 and Vice President from 1994 to January 2008. Mr. Racioppi served as Senior Director, Merchandising from 1992 to 1994. Before joining us in 1992, Mr. Racioppi was employed by Ketchum Distributors, Inc. as the Vice President of Purchasing and Marketing.

MICHAEL ZACK has been President of our International Group since March 2006. Mr. Zack held the position of Senior Vice President of the International Group from 1989 to March 2006. Mr. Zack was employed by Polymer Technology (a subsidiary of Bausch & Lomb) as Vice President of International Operations from 1984 to 1989 and by Gruenenthal GmbH as Manager of International Subsidiaries from 1975 to 1984.

Summary Compensation Table for Fiscal 2007 and Fiscal 2006(1)

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus(2)	Awards(3)	Awards(4)	Compensation(5)	Earnings(6)	Compensation		Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)		($)

Stanley M. Bergman	2007	$1,026,923	$0	$338,435	$229,800	$1,800,000	$0	$248,621	(7)	$3,643,779
Chairman and Chief Executive Officer (Principal Executive Officer)	2006	$1,000,000	$0	$164,882	$103,696	$1,300,000	$0	$249,579	(8)	$2,818,157
James P. Breslawski	2007	$531,433	$40,022	$279,259	$527,759	$584,978	$0	$54,650	(9)	$2,018,101
President and Chief Operating Officer	2006	$513,401	$51,275	$136,026	$446,591	$338,725	$0	$53,319	(10)	$1,539,337
Steven Paladino	2007	$413,414	$4,928	$228,457	$431,987	$540,072	$0	$53,340	(11)	$1,672,198
Executive Vice President and Chief Financial Officer (Principal Financial Officer)	2006	$399,433	$24,507	$111,292	$370,675	$295,493	$0	$49,272	(12)	$1,250,672
Stanley Komaroff	2007	$411,003	$24,195	$228,457	$423,467	$515,805	$0	$59,478	(13)	$1,662,405
Senior Advisor	2006	$396,322	$35,861	$111,292	$338,334	$284,139	$0	$57,780	(14)	$1,223,728
Mark E. Mlotek	2007	$409,517	$4,704	$228,457	$421,338	$535,296	$0	$51,189	(15)	$1,650,501
Executive Vice President, Corporate Business Development	2006	$395,669	$51,002	$111,292	$359,110	$268,998	$0	$49,699	(16)	$1,235,770

(1)	Fiscal year ended December 30, 2006 (“fiscal 2006”).

(2)	Represents, other than with respect to Mr. Bergman, that portion of the executive’s annual bonuses paid under the PIP that was awarded in the discretion of the Compensation Committee. See “Compensation Structure — Pay Elements — Details — Annual Incentive Compensation” under the Compensation Discussion and Analysis for a description of the PIP.

(3)	Represents restricted stock awards valued based on compensation cost of the award over the requisite service period, as described in FAS 123R. Such amount includes additional shares of performance-based restricted stock which we estimate will be issued relating to the 2006 restricted stock grants under the 2006 LTIP. The method and assumptions used to determine the compensation cost of the award over the requisite service period are discussed in Note 12 to our consolidated financial statements in our annual report on Form 10-K filed on February 26, 2008.

(4)	Represents options valued based on compensation cost of the award over the requisite service period, as described in FAS 123R. The method and assumptions used to determine the compensation cost of the award over the requisite service period are discussed in Note 12 to our consolidated financial statements in our annual report on Form 10-K filed on February 26, 2008.

(5)	Represents annual bonuses paid under the PIP, or with respect to Mr. Bergman, under the Company’s Section 162(m) Cash Bonus Plan (formerly known as the 2001 Section 162(m) Cash Bonus Plan).

(6)	Represents the above-market or preferential portion of the change in value of the executive officer’s account under our SERP Plan. See “Compensation Structure — Pay Elements — Details — Other Benefits and Perquisites” under Compensation Discussion & Analysis for a description of our SERP.

(7)	Includes the following: (i) $6,600 of automobile expenses; (ii) $154,967 for the cost of providing administrative services to Mr. Bergman; (iii) $570 for the cost of providing telephone services; (iv) $6,600 as a payment to Mr. Bergman to cover the tax incurred resulting from his use of the Company provided automobile; (v) $13,462 matching contribution under 401(k) plan; (vi) $7,999 excess life insurance premiums and (vii) $58,423 SERP contributions. The amount totaling $162,137 (under items (ii), (iii) and (iv) above) was included on Mr. Bergman’s W-2 as additional compensation for which he is responsible for paying the applicable taxes.

(8)	Includes the following: (i) $10,295 of automobile expenses; (ii) $149,647 for the cost of providing administrative services to Mr. Bergman; (iii) $1,421 for the cost of providing telephone services; (iv) $10,295 as a payment to Mr. Bergman to cover the tax incurred resulting from his use of the Company provided automobile; (v) $11,698 matching contribution under 401(k) plan; (vi) $7,922 excess life insurance premiums and (vii) $58,301 SERP contributions. The amount totaling $161,363 (under items (ii), (iii) and (iv) above) was included on Mr. Bergman’s W-2 as additional compensation for which he is responsible for paying the applicable taxes.

(9)	Includes the following: (i) $18,000 automobile allowance; (ii) $5,971 matching contribution under 401(k) plan; (iii) $2,795 excess life insurance premiums; (iv) $25,915 SERP contribution and (v) $1,969 in entertainment and travel vouchers.

(10)	Includes the following: (i) $18,000 automobile allowance; (ii) $5,766 matching contribution under 401(k) plan; (iii) $2,660 excess life insurance premiums; (iv) $25,037 SERP contribution and (v) $1,856 in entertainment and travel vouchers.

(11)	Includes the following: (i) $18,000 automobile allowance; (ii) $5,419 matching contribution under 401(k) plan; (iii) $2,143 excess life insurance premiums; (iv) $23,520 SERP contribution, (v) $2,000 as a cash award for twenty years of service with the Company and (vi) $2,258 in entertainment and travel vouchers.

(12)	Includes the following: (i) $18,000 automobile allowance; (ii) $5,236 matching contribution under 401(k) plan; (iii) $1,337 excess life insurance premiums; (iv) $22,724 SERP contribution and (v) $1,975 in entertainment and travel vouchers.

(13)	Includes the following: (i) $18,000 automobile allowance; (ii) $5,388 matching contribution under 401(k) plan; (iii) $10,309 excess life insurance premiums; (iv) $23,383 SERP contribution and (v) $2,398 in entertainment and travel vouchers.

(14)	Includes the following: (i) $18,000 automobile allowance; (ii) $5,193 matching contribution under 401(k) plan; (iii) $10,309 excess life insurance premiums; (iv) $22,540 SERP contribution and (v) $1,738 in entertainment and travel vouchers.

(15)	Includes the following: (i) $18,000 automobile allowance; (ii) $5,368 matching contribution under 401(k) plan; (iii) $2,122 excess life insurance premiums; (iv) $23,298 SERP contribution and (v) $2,401 in entertainment and travel vouchers.

(16)	Includes the following: (i) $18,000 automobile allowance; (ii) $5,186 matching contribution under 401(k) plan; (iii) $2,028 excess life insurance premiums; (iv) $22,510 SERP contribution and (v) $1,975 in entertainment and travel vouchers.

Employment Agreements and Post Termination and Change in Control Arrangements

Chief Executive Officer

The Company and Stanley M. Bergman entered into an employment agreement, dated as of January 1, 2003, as amended on December 16, 2005, providing for his continued employment as our Chairman of the Board of Directors and Chief Executive Officer until December 31, 2008, subject to successive three-year extensions as provided in his employment agreement. Mr. Bergman’s annual base salary is set in accordance with the terms of his employment agreement. In addition, his employment agreement provides for incentive compensation to be determined by the Compensation Committee or the Board of Directors. See “Compensation Structure — Pay Elements — Details — Equity-Based Awards” under the Compensation Discussion and Analysis for a discussion on stock awards and option awards. See “Compensation Structure — Pay Elements — Details — Annual Incentive Compensation” under the Compensation Discussion and Analysis for a discussion on non-equity incentive plan compensation. His employment agreement also provides that Mr. Bergman will be entitled to participate in all benefit, welfare, perquisite, equity or similar plans, policies and programs generally available to our senior executive officers.

Pursuant to his employment agreement, if Mr. Bergman’s employment with us is terminated (i) by us without cause, (ii) by Mr. Bergman for good reason, (iii) as a result of his disability or (iv) as a result of a non-renewal of the employment term by us, Mr. Bergman will receive all amounts then owed to him as salary and deferred compensation and all benefits accrued and owed to him or his beneficiaries under the then applicable benefit plans, programs and policies of the Company. In addition, Mr. Bergman will receive, as severance pay, a lump sum equal to 200% of his then annual base salary plus 200% of Mr. Bergman’s average annual incentive compensation paid or payable with respect to the immediately preceding three fiscal years, and a payment equal to the account balance or accrued benefit Mr. Bergman would have been credited with under each retirement plan maintained by us if we had continued contributions until the end of the year of the termination, less Mr. Bergman’s vested account balance or accrued benefits under each retirement plan. Under such circumstances, for a period of two years after termination, Mr. Bergman shall also be entitled to (i) an office comparable to that used by him prior to termination and related office support, including making available the services of one executive assistant and (ii) use of an automobile for two years.

If Mr. Bergman resigns within one year following a change in control of the Company or if Mr. Bergman’s employment is terminated by us without cause within one year following a change in control or during a specified period in advance of a change in control, Mr. Bergman will receive, as severance pay, in lieu of the foregoing, 300% of his then annual base salary plus 300% of Mr. Bergman’s incentive compensation paid or payable with respect to whichever of the immediately preceding two fiscal years of the Company ending prior to the date of termination was higher, and a payment equal to the account balance or accrued benefit Mr. Bergman would have been credited with under each retirement plan maintained by us if we had continued contributions thereunder until the end of the year of the termination, less Mr. Bergman’s vested account balance or accrued benefits under each retirement plan upon a change in control, and all unvested outstanding options and shares of restricted stock shall become fully vested. Additionally, under such circumstances, for a period of three years after termination, Mr. Bergman shall be entitled to an office comparable to that used by him prior to termination and related office support, including making available the services of one executive assistant. In such event, Mr. Bergman is also entitled to use of an automobile for two years after termination following a change in control or for three years after termination if he terminates his employment within one year following a change in control. If any amounts owed to Mr. Bergman are subject to the excise tax imposed by Section 4999 of the Code, we will pay Mr. Bergman an additional amount such that the amount retained by him, after reduction for such excise tax, equals the amounts owed to him prior to imposition of the excise tax.

Unless his employment agreement is terminated for cause or pursuant to Mr. Bergman’s voluntary resignation, we will continue the participation of Mr. Bergman and his family in the health and medical plans, policies and programs in effect with respect to our senior executive officers and their families after the termination or expiration of his employment agreement, with coverage for Mr. Bergman and his spouse continuing until their respective deaths, and coverage for his children continuing until the earlier of the date they reach the age of 28 or when they complete graduate studies and will provide Mr. Bergman with use of an automobile for two years after termination.

Mr. Bergman is subject to restrictive covenants, including non-solicitation and non-compete provisions, while he is employed by us and for specified periods of time thereafter. Pursuant to such provisions in his employment agreement, Mr. Bergman shall not, directly or indirectly, engage in any activity competitive with a material segment of the Company’s business or recruit, solicit or induce any employee of the Company to terminate their employment with the Company, during Mr. Bergman’s employment term and (i) for one year thereafter if his employment is terminated (a) by us without cause, (b) by Mr. Bergman for good reason, (c) as a result of his disability, or (d) by Mr. Bergman by giving 30 days’ notice within one year following a change in control, or (ii) until the later of (a) the second anniversary of the expiration of his employment term and (b) his termination date if such termination is by us for cause or due to Mr. Bergman terminating his employment by giving 180 days’ notice. We may, at our option, extend the initial one-year term of the non-compete described by clause (i) above for an additional year if we provide Mr. Bergman notice of such extension no later than 180 days prior to expiration of the term and we pay Mr. Bergman his annual base salary in effect on his date of termination. Mr. Bergman is also subject to confidentiality provisions.

Stanley Komaroff

The Company and Mr. Komaroff entered into an employment agreement and a change in control agreement, each dated October 10, 2003 and as subsequently amended. The change in control agreement is described below in the section entitled “Named Executive Officers Other than the Chief Executive Officer.”

Pursuant to his employment agreement, upon Mr. Komaroff’s death or disability, or if Mr. Komaroff’s employment with us is terminated (a) by us without cause, (b) by Mr. Komaroff for any reason or (c) as a result of a non-renewal of the employment term by us (through the 2009 employment term), Mr. Komaroff (or his heirs or estate) will receive (i) all amounts then owed to him as salary and deferred compensation, (ii) any unpaid annual incentive compensation for the last full fiscal year prior to termination, (iii) all benefits owed to him or his beneficiaries under the then applicable benefit plans, programs and policies of the Company, and (iv) a pro rata annual incentive award for the fiscal year in which termination occurs. If Mr. Komaroff’s employment is terminated by us for cause, Mr. Komaroff will receive the amounts described in (i) and (iii) above.

In the case of non-renewal by the Company (with respect to a year prior to and including the 2009 fiscal year), Mr. Komaroff will receive, as severance pay, his annual salary, and his annual incentive compensation payable for the fiscal year following the non-renewal (calculated as the average of the bonuses paid with respect to such fiscal year to Mr. Benjamin, Mr. Mlotek and Mr. Paladino). Such severance payment will not be due to Mr. Komaroff for any non-renewal of the employment term by the Company after December 31, 2009.

In the event of a non-renewal by the Company or Mr. Komaroff’s voluntary resignation with good reason, Mr. Komaroff’s equity awards vest in full on such termination. Upon retirement (i.e. voluntary resignation without good reason), Mr. Komaroff’s restricted stock vests in full and his unvested options continue to vest for two and a half years after retirement upon which time they will fully vest.

Pursuant to his employment agreement, Mr. Komaroff is subject to confidentiality provisions. Additionally, during his employment, Mr. Komaroff will not (other than on behalf of the Company) in any capacity whatsoever (other than as the holder of not more than one percent of the total outstanding stock of a publicly held company) engage in any activity competitive with a material segment of the business of the Company.

Named Executive Officers Other than the Chief Executive Officer

We have entered into change in control agreements with the Named Executive Officers, other than Mr. Bergman , that provide that if the executive’s employment is terminated by us without cause or by the executive for good reason within two years following a change in control of the Company, we will pay and provide the executive with (i) the executive’s base salary (defined to include salary plus the executive’s annual automobile allowance and the Company’s contribution to the 401(k) and SERP plans for the year prior to the change in control) through the termination date, (ii) severance pay equal to 300% of the sum of the executive’s base salary (as defined in (i)) and target bonus, (iii) a pro rata annual incentive award at a target level for the year in which termination occurs, (iv) immediate vesting of all outstanding options, restricted or deferred stock awards and non-qualified retirement benefits, (v) elimination of all restrictions on any restricted or deferred stock awards, (vi) settlement of all deferred compensation arrangements in accordance with the applicable plan and (vii) continued participation in all health and welfare plans for 24 months (provided that such coverage will terminate when the executive receives substantially equivalent coverage from a subsequent employer) at the same level of participation for each executive on the termination date. Notwithstanding the foregoing, if an executive’s employment is terminated by us without cause or by the executive for good reason, in either case, (i) within 90 days prior to a change in control or (ii) after the first public announcement of the pendency of the change in control, the executive will be entitled to the benefits described above. In the event any payments to the executive become subject to the excise tax imposed by Section 4999 of the Code, we will pay the executive an additional amount such that the amount retained by the executive after reduction for such excise tax equals the amount to be paid to the executive prior to imposition of the excise tax.

Pursuant to the change in control agreements, the Named Executive Officers, other than Mr. Bergman, are also subject to restrictive covenants, such as confidentiality and non-disparagement provisions. Additionally, during each Named Executive Officer’s employment and for a period of 24 months thereafter, each Named Executive Officer agreed that he will not, without the Company’s prior written consent, solicit our employees for employment.

Post Termination and Change in Control Calculations

The amounts set forth in the table below represent amounts that would have been paid to the Named Executive Officers, pursuant to their employment and change in control agreements, if such Named Executive Officers’ employment was terminated by the Company on December 28, 2007 under the various scenarios set forth below or if a change in control occurred on such date.

			Acceleration
		Continuation of	and	Settlement of
		Medical/Welfare	Continuation of	Deferred		Excise	Total
	Cash	Benefits (Present	Equity	Compensation	Other	Tax	Termination
Name and Principal Position	Payment	Value)	Award(1)	Arrangements(2)	Compensation	Gross-up	Benefits

Stanley M. Bergman
Chairman and Chief Executive Officer (Principal Executive Officer)
Company termination for cause or resignation other than for good reason	$0	$0	$0	$960,789	$0	n/a	$960,789	(3)

Company termination without cause or due to disability, voluntary resignation for good reason or non-renewal of employment contract	$5,621,169	$269,200	$0	$960,789	$420,098	n/a	$7,271,256	(4)

Executive terminates agreement or is terminated without cause within one year after the change in control or executive terminates agreement within 90 days prior to a change in control or after the first public announcement of a pending change in control	$8,280,769	$269,200	$2,048,055	$960,789	$630,147	$4,129,833	$16,318,793	(5)

Death of executive	$1,300,000	$138,140	$0	$960,789	$0	n/a	$2,398,929	(6)
Stanley Komaroff
Senior Advisor
Company termination for cause	$0	$0	$0	$44,767	$0	n/a	$44,767	(7)

Company termination without cause, voluntary resignation for good reason, retirement or death or disability of executive	$540,000	$0	$2,144,703	$44,767	$0	n/a	$2,729,470	(8)

Non-renewal of employment contract by Company for employment through December 31, 2009	$1,491,003	$0	$2,144,703	$44,767	$0	n/a	$3,680,473	(9)
All Named Executive Officers, Other than the CEO
Termination without cause, voluntary termination for good reason within two years following a change in control, within 90 days prior to a change in control or after the first public announcement of a pending change in control

James Breslawski	$3,543,957	$35,382	$2,640,840	$424,931	$0	$0	$6,645,110	(10)
President and Chief Operating Officer
Stanley Komaroff	$2,673,322	$24,062	$2,144,703	$44,767	$0	$1,549,416	$6,436,270	(10)
Senior Advisor
Steven Paladino	$2,681,059	$35,382	$2,168,910	$352,453	$0	$0	$5,237,804	(10)
Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Mark E. Mlotek	$2,668,549	$35,382	$2,138,665	$312,564	$0	$0	$5,155,160	(10)
Executive Vice President, Corporate Business Development

(1)	Represents the value of unvested outstanding options and restricted stock that would accelerate and vest on termination. In the case of options, the value is calculated by multiplying the number of shares underlying each accelerated unvested option by the difference between the per share closing price of common stock on

December 28, 2007 (the “Per Share Closing Price”) and the per share exercise price. In the case of restricted stock, the value is calculated by multiplying the number of shares of restricted stock that accelerate by the Per Share Closing Price. The 1994 Stock Incentive Plan provides that upon a change in control without termination, a participant’s unvested outstanding options become fully vested. The value of such accelerated options for Messrs. Bergman, Breslawski, Komaroff, Paladino and Mlotek are $771,501; $1,587,480; $1,283,015; $1,307,222 and $1,276,977, respectively.

(2)	The SERP Plan provides that upon a change in control without termination, a participant’s vested SERP account balance becomes payable. Such account balances are as of December 31, 2007.

(3)	The Company will have no further obligation to Mr. Bergman, except payment of his vested SERP account balance.

(4)	Includes (i) payment of vested SERP account balance, (ii) the product of the annual incentive compensation payable for the last full fiscal year multiplied by a fraction of days employed over 365, (iii) 200% current annual salary, (iv) 200% average annual incentive compensation paid in the previous three years, (v) health and welfare coverage for Mr. Bergman and his wife until death, and (vi) automobile, office space and administrative assistance provided to Mr. Bergman for two years.

(5)	Includes (i) payment of vested SERP account balance, (ii) the product of the annual incentive compensation payable for the last full fiscal year multiplied by a fraction of days employed over 365, (iii) 300% current annual salary, (iv) 300% of highest annual incentive compensation paid in the previous two years, (v) all unvested outstanding options and shares of restricted stock becomes fully vested, (vi) health and welfare coverage for Mr. Bergman and his wife until death, (vii) automobile, office space and administrative assistance for three years, and (viii) gross-up of IRC Section 4999 excise tax at the highest applicable marginal tax rate.

(6)	Includes (i) payment of vested SERP account balance, (ii) the product of the annual incentive compensation payable for the last full fiscal year multiplied by a fraction of days employed over 365 and (iii) health and welfare coverage for Mr. Bergman’s wife until death.

(7)	The Company will have no further obligation to Mr. Komaroff, except payment of his vested SERP account balance.

(8)	Includes (i) payment of vested SERP account balance, (ii) the product of the annual incentive award payable for the year in which termination occurs multiplied by a fraction of days employed over 365 and (iii) all unvested outstanding options and shares of restricted stock become fully vested. However, upon retirement, Mr. Komaroff’s unvested options continue to vest for two and a half years after retirement upon which time they will fully vest. Upon Mr. Komaroff’s death, disability or termination by the Company without cause, his unvested options do not vest and the restrictions on his restricted stock awards do not lapse.

(9)	Includes (i) payment of vested SERP account balance, (ii) the product of the annual incentive award payable for the year in which termination occurs multiplied by a fraction of days employed over 365, (iii) current annual salary, (iv) the average annual incentive compensation paid to Mr. Benjamin, Mr. Mlotek and Mr. Paladino for the year of termination and (v) all unvested outstanding options and shares of restricted stock become fully vested.

(10)	Includes (i) the product of the annual incentive compensation at target level in year of termination multiplied by a fraction of days employed over 365, (ii) 300% current annual salary (defined to include salary plus the executive’s annual automobile allowance and the Company’s contribution to the 401(k) and SERP plans for the full year preceding the change in control), (iii) 300% annual incentive compensation at target level in year of termination, (iv) all unvested outstanding options and shares of restricted stock become fully vested, (v) health and welfare continuation of plans for 24 months following termination or until coverage with subsequent employer begins, (vi) payment of vested SERP account balance and (vii) gross-up of IRC Section 4999 excise tax at highest applicable marginal tax rate.

Other Information Related to Summary Compensation Table

Stock Awards and Option Awards

See “Compensation Structure — Pay Elements — Details — Equity-Based Awards” under the Compensation Discussion and Analysis for a discussion on stock awards and option awards.

Non-Equity Incentive Plan Compensation

See “Compensation Structure — Pay Elements — Details — Annual Incentive Compensation” under the Compensation Discussion and Analysis for a discussion on non-equity incentive plan compensation.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings

For employees of the Company, including Named Executive Officers, we do not maintain a qualified defined benefit plan.

We maintain a Supplemental Executive Retirement Plan for certain eligible participants who are not able to receive the full Company matching contribution under our 401(k) Savings Plan due to certain limits. The SERP provides for various vesting schedules based on the timing of the contribution. Vesting will also occur upon a participant’s death, disability or attainment of age 65 or upon a change in control, in each case, while employed. Investment return on the contributions is generally equal to the earnings and losses that would occur if 40% of the contributions were invested in the Company stock fund under our 401(k) Savings Plan and 60% were invested in the other investment alternatives available under our 401(k) Savings Plan. A participant’s vested SERP benefit is paid in a lump sum following a termination of employment (subject to a six month delay in certain instances) or a change in control.

All Other Compensation

See “Compensation Structure — Pay Elements — Details — Other Benefits and Perquisites” under the Compensation Discussion and Analysis for a discussion on all other compensation.

Grants Of Plan-Based Awards for Fiscal 2007

									All Other	All Other
									Stock	Option		Grant
									Awards(3):	Awards(4):	Exercise	Date Fair
									Number of	Number of	or Base	Value of
									Shares of	Securities	Price of	Stock
			Estimated Potential Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Stock or	Underlying	Option	and
	Type of	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum(2)	Units	Options	Awards	Option
Name and Principal Position	Grant(1)	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	Awards(5)

Stanley M. Bergman	162 (m)	n/a	$0	$1,552,500	$2,952,467				n/a
Chairman and Chief	RS	3/5/2007				0	10,004	n/a	n/a			$512,500
Executive Officer (Principal Executive Officer)	SO	3/5/2007							n/a	37,518	$51.23	$512,500
James P. Breslawski	PIP	n/a	$49,500	$450,000	$842,637				n/a
President and Chief	RS	3/5/2007				0	8,257	n/a	n/a			$423,000
Operating Officer	SO	3/5/2007							n/a	30,966	$51.23	$423,000
Steven Paladino	PIP	n/a	$22,750	$325,000	$568,750				n/a
Executive Vice	RS	3/5/2007				0	6,754	n/a	n/a			$346,000
President and Chief	SO	3/5/2007							n/a	25,329	$51.23	$346,000
Financial Officer (Principal Financial Officer)
Stanley Komaroff	PIP	n/a	$34,856	$325,000	$556,319	0			n/a
Senior Advisor	RS	3/5/2007				0	6,754	n/a	n/a			$346,000
	SO	3/5/2007							n/a	25,329	$51.23	$346,000
Mark E. Mlotek	PIP	n/a	$21,694	$325,000	$579,394	0	6,754	n/a	n/a
Executive Vice	RS	3/5/2007							n/a			$346,000
President, Corporate Business Development	SO	3/5/2007							n/a	25,329	$51.23	$346,000

(1)	“PIP” means annual bonuses paid under the Company’s 2007 PIP. “162(m)” means annual bonuses paid under the Company’s Section 162(m) Cash Bonus Plan. “RS” means performance-based restricted stock awards made pursuant to the Company’s 1994 Stock Incentive Plan. “SO” means time-based options awards made pursuant to the Company’s 1994 Stock Incentive Plan. See “Compensation Structure — Pay Elements — Details — Annual Incentive Compensation” under the Compensation Discussion and Analysis for a discussion on the PIP and the Section 162(m) Cash Bonus Plan.

(2)	The 2007 LTIP provides that EPS results above target generate additional payouts and the award potential is uncapped.

(3)	None of the Named Executive Officers were awarded time-based restricted stock.

(4)	Time-based option awards made pursuant to the Company’s 1994 Stock Incentive Plan.

(5)	These amounts are valued based on the aggregate grant date fair value of the award determined in accordance with FAS 123R. The method and assumptions used to determine the compensation cost of the award over the requisite service period are discussed in Note 12 to our consolidated financial statements in our annual report on Form 10-K filed on February 26, 2008. The amounts reflect the accounting expense for these awards and do not correspond to actual value that may be recognized by such persons with respect to these awards.

Estimated Potential Payouts Under Non-Equity Incentive Plan Awards

The PIP awards paid to the Named Executive Officers appear in the Summary Compensation Table in the column captioned “Non-Equity Incentive Plan Compensation.” The threshold, target and maximum amount of these PIP awards appear in the Grants of Plan-Based Awards Table in the column captioned “Estimated Future Payouts Under Non-Equity Incentive Plan Awards.”

Estimated Future Payouts Under Equity Incentive Plan Awards, All Other Stock Awards and All Other Option Awards

Awards of the Performance-Contingent Restricted Shares and option awards paid to the Named Executive Officers appear in the Summary Compensation Table in the columns captioned “Stock Awards” and “Option Awards.” We do not grant Named Executive Officers time-based restricted stock.

The threshold, target and maximum amount of the Performance-Contingent Restricted Shares appear in the Grants of Plan-Based Awards Table in the column captioned “Estimated Future Payouts Under Equity Incentive Plan Awards.”

Exercise or Base Price of Option Awards

See “Compensation Structure — Pay Elements — Details — Equity-Based Awards” under the Compensation Discussion and Analysis for a discussion on the exercise price of option awards.

Outstanding Equity Awards At 2007 Fiscal Year-End

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
			Equity					Plan	Market or
			Incentive					Awards:	Payout
			Plan				Market	Number of	Value of
			Awards:			Number	Value of	Unearned	Unearned
	Number of	Number of	Number of			of	Shares or	Shares,	Shares,
	Securities	Securities	Securities			Shares	Units of	Units or	Units
	Underlying	Underlying	Underlying			or Units	Stock	Other	or Other
	Unexercised	Unexercised	Unexercised	Option		of Stock	That	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	That Have	Have Not	Have Not	Have Not
	(#)	(#)	Options(2)	Price	Expiration	Not Vested(4)	Vested(4)	Vested(5)	Vested(6)
Name and Principal Position	Exercisable	Unexercisable(1)	(#)	($)	Date(3)	(#)	($)	(#)	($)

Stanley M. Bergman	8,266	24,801	0	$47.31	03/02/2016	0	$0	22,611	$1,403,013
Chairman and Chief	0	37,518	0	$51.23	03/05/2017
Executive Officer (Principal Executive Officer)
James P. Breslawski	46,000	0	0	$20.41	03/05/2012	0	$0	18,657	$1,157,667
President and Chief	50,000	0	0	$19.42	02/25/2013
Operating Officer	37,500	12,500	0	$35.49	02/18/2014
	18,750	18,750	0	$39.43	03/09/2015
	10,000	10,000	0	$42.58	09/22/2015
	6,820	20,462	0	$47.31	03/02/2016
	0	30,966	0	$51.23	03/05/2017
Steven Paladino	48,000	0	0	$5.91	12/15/2009	0	$0	15,262	$947,007
Executive Vice	50,000	0	0	$14.31	03/01/2011
President and Chief	52,000	0	0	$20.41	03/05/2012
Financial Officer	52,000	0	0	$19.42	02/25/2013
(Principal Financial	39,000	13,000	0	$35.49	02/18/2014
Officer)	19,500	19,500	0	$39.43	03/09/2015
	5,580	16,743	0	$47.31	03/02/2016
	0	25,329	0	$51.231	03/05/2017
Stanley Komaroff	38,000	0	0	$34.415	12/01/2013	0	$0	15,262	$947,007
Senior Advisor	37,800	12,600	0	$35.49	02/18/2014
	18,900	18,900	0	$39.43	03/09/2015
	5,580	16,743	0	$47.31	03/02/2016
	0	25,329	0	$51.23	03/05/2017
Mark E. Mlotek	26,675	0	0	$20.41	03/05/2012	0	$0	15,262	$947,007
Executive Vice	37,500	12,500	0	$35.49	02/18/2014
President,	18,750	18,750	0	$39.43	03/09/2015
Corporate Business	5,580	16,743	0	$47.31	03/02/2016
Development	0	25,329	0	$51.23	03/05/2017

(1)	All options granted in 2003 or earlier vest one-third per year over three years. All options granted in 2004 or later vest one-fourth per year over four years.

(2)	The Company does not issue performance-based options.

(3)	All options granted under the 1994 Stock Incentive Plan have a ten year term unless otherwise terminated earlier in accordance with the plan.

(4)	The Company does not issue time-based restricted stock to the Named Executive Officers.

(5)	Performance-based restricted stock awards (three year vesting) granted in 2006 and 2007 under the Company’s 1994 Stock Incentive Plan. Such number includes additional shares of performance-based restricted stock which we estimate will be issued relating to the 2006 restricted stock grant under the 2006 LTIP.

(6)	Based on the closing market price of $62.05 of the Company’s common stock on December 28, 2007.

Option Exercises And Stock Vested for Fiscal 2007(1)

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name and Principal Position	(#)	($)	(#)	($)

Stanley M. Bergman	0	$0	0	$0
Chairman and Chief Executive Officer (Principal Executive Officer)
James P. Breslawski	26,000	$1,115,543	0	$0
President and Chief Operating Officer
Steven Paladino	78,000	$3,186,234	0	$0
Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Stanley Komaroff	12,000	$333,596	0	$0
Senior Advisor
Mark E. Mlotek	68,199	$2,350,224	0	$0
Executive Vice President, Corporate Business Development

(1)	The value realized from exercised options is deemed to be the market value of the common stock on the date of exercise, less the exercise price of the option, multiplied by the number of shares of common stock underlying the option.

Nonqualified Deferred Compensation for Fiscal 2007(1)

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance at
	in Last	in Last	in Last	Withdrawals/	Last Fiscal
	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Year End
Name and Principal Position	($)	($)	($)	($)	($)

Stanley M. Bergman	$0	$58,301	$126,980	$0	$960,788
Chairman and Chief Executive Officer (Principal Executive Officer)
James P. Breslawski	$0	$25,037	$57,379	$0	$424,930
President and Chief Operating Officer
Steven Paladino	$0	$22,724	$45,891	$0	$352,452
Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Stanley Komaroff	$0	$22,582	$2,950	$0	$44,766
Senior Advisor
Mark E. Mlotek	$0	$22,510	$39,358	$0	$312,563
Executive Vice President, Corporate Business Development

(1)	The following table provides information regarding our SERP. See “Compensation Structure — Pay Elements — Details — Other Benefits and Perquisites” under the Compensation Discussion and Analysis for a discussion on our SERP.

Director Compensation for Fiscal 2007

								Change in
								Pension
								Value and
								Nonqualified
	Fees Earned						Non-Equity	Deferred
	or Paid in		Stock		Option		Incentive Plan	Compensation	All Other
	Cash(1)		Awards(2)		Awards(3)		Compensation(4)	Earnings(5)	Compensation		Total
Name	($)		($)		($)		($)	($)	($)		($)

Barry J. Alperin	$84,500		$46,150		$138,501		$0	$0	$0		$269,151
Paul Brons	$58,500		$46,150		$93,595		$0	n/a	$0		$198,245
Margaret A. Hamburg, M.D.	$58,500		$46,150		$138,501		$0	$0	$6,000	(6)	$249,151
Donald J. Kabat	$82,500		$46,150		$138,501		$0	$0	$0		$267,151
Philip A. Laskawy	$72,000		$46,150		$138,501		$0	$0	$0		$256,651
Norman S. Matthews	$78,500		$46,150		$138,501		$0	$0	$2,000	(7)	$265,151
Marvin H. Schein	$0	(8)	$0	(9)	$0	(10)	$0	n/a	$382,549	(11)	$382,549
Louis W. Sullivan, M.D.	$63,000		$46,150		$138,501		$0	$0	$13,000	(12)	$260,651

(1)	These cash fee amounts have not been reduced to reflect a director’s election to defer receipt of cash fees pursuant to the Non-Employee Director Deferred Compensation Plan; these deferrals are indicated in footnote 5 below.

(2)	Includes restricted stock awards valued based on compensation cost of the award over the requisite service period, as described in FAS 123R. The method and assumptions used to determine the compensation cost of the award over the requisite service period are discussed in Note 12 to our consolidated financial statements in our annual report on Form 10-K filed on February 26, 2008. The grant date fair value of the restricted stock awards computed in accordance with FAS 123R for each outside director (other than Mr. Schein) is $103,000. None of the above named directors had any stock awards outstanding at fiscal year end.

(3)	Includes option awards valued based on compensation cost of the award over the requisite service period, as described in FAS 123R. The method and assumptions used to determine the compensation cost of the award over the requisite service period are discussed in Note 12 to our consolidated financial statements in our annual report on Form 10-K filed on February 26, 2008. The grant date fair value of the option awards computed in accordance with FAS 123R for each outside director (other than Mr. Schein) is $103,000. The aggregate number of option awards outstanding and exercisable at fiscal year end for each outside director is set forth in the following table:

Aggregate Number of
Option Awards Outstanding and
Exercisable at Fiscal Year End
Name	(#)

Barry J. Alperin	83,409
Paul Brons	9,159
Margaret A. Hamburg, M.D.	40,409
Donald J. Kabat	78,409
Philip A. Laskawy	55,409
Norman S. Matthews	55,409
Marvin H. Schein	0
Louis W. Sullivan, M.D.	39,909

(4)	The Company does not grant performance-based bonuses to outside directors.

(5)	Messrs. Alperin, Kabat, Laskawy and Matthews and Drs. Hamburg and Sullivan each participate in the Non-Employee Director Deferred Compensation Plan in 2007. Messrs. Alperin, Kabat, Laskawy and Matthews and Drs. Hamburg and Sullivan elected to defer the following amounts during fiscal 2007: $45,000; $11,875; $72,000; $78,500; $58,500; and $63,000, respectively.

(6)	Dr. Hamburg received compensation for her attendance at the Company’s Medical Advisory Board meetings.

(7)	Mr. Matthews received compensation for his attendance at the Company’s Medical Advisory Board meetings.

(8)	Marvin H. Schein receives no compensation for his service as a director.

(9)	Marvin H. Schein receives no stock awards for his service as a director.

(10)	Marvin H. Schein receives no option awards for his service as a director.

(11)	Includes (i) $318,634 in salary pursuant to Mr. Schein’s Consulting Agreement, (ii) $11,250 in automobile expenses, (iii) $2,551 for the cost of providing office space, (iv) $420 for the cost of providing telephone services, (v) $1,000 for the cost of providing computer equipment, (vi) $15,500 matching contribution to the Company’s 401(k) plan, (vii) $13,010 in health and welfare benefits (including medical, dental, vision), (viii) $8,934 in excess life insurance premiums and (ix) $11,250 as a payment to Mr. Schein to cover the tax incurred resulting from his use of the Company provided automobile. See additional discussion under “Certain Relationships and Related Transactions”.

(12)	Dr. Sullivan received compensation for his attendance at the Company’s Medical Advisory Board meetings and for serving as the Board’s Chairman.

Fees Earned or Paid in Cash

Directors who are employees of the Company receive no compensation for service as directors. In addition, Marvin H. Schein receives no compensation for service as a director but received compensation under his consulting agreement with the Company, as described under the heading “Certain Relationships and Related Transactions.” Directors other than Mr. Schein who are not officers or employees of the Company receive such compensation for their services as the Board of Directors may determine from time to time. In fiscal 2007, Messrs. Alperin, Brons, Kabat, Laskawy and Matthews and Drs. Hamburg and Sullivan each received a $40,000 annual retainer, an additional $2,000 for each Board of Directors meeting attended and $1,500 for each committee meeting attended and a $5,000 retainer for service as a Committee Chairperson, except for the Audit Committee Chairperson who received a $7,500 retainer.

Stock Awards and Option Awards

On March 5, 2007, each of Messrs. Alperin, Brons, Kabat, Laskawy and Matthews and Drs. Hamburg and Sullivan received 50% of their equity awards in the form of options and 50% in the form of restricted stock, under the Company’s 1996 Non-Employee Director Stock Incentive Plan. Each received options to purchase 7,540 shares of our common stock at an exercise price of $51.23 per share and 2,011 shares of restricted stock. Additionally, on March 3, 2008, each received options to purchase 7,898 shares of our common stock at an exercise price of $59.89 per share and 1,719 shares of restricted stock. All such grants are issued on the date they are approved by the Compensation Committee. The exercise price for options is the grant date closing market price per share. The options use time-based vesting and vest in four equal annual installments beginning on the first anniversary of the grant date, based on continued service through the applicable vesting date. The restricted stock use time-based vesting and vests at the end of four years from the grant date, based on continued service through the applicable vesting date.

The Compensation Committee assesses “competitive market” compensation when determining the amount of equity awards to grant outside directors. The Compensation Committee reviews outside director compensation, including equity awards, against the same peer companies that it uses when evaluating executive officer compensation. The Compensation Committee also reviews, for purposes of determining outside director equity awards, the companies with revenues between $4 billion and $8 billion that it reviews for evaluation of executive officer compensation. See “Compensation Structure — Pay Elements — Details — Pay Levels and Benchmarking” under Compensation Discussion and Analysis.

Non-Equity Incentive Plan Compensation

We do not issue non-equity incentive plan compensation to outside directors.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings

For directors, we do not maintain a qualified defined benefit plan.

Since January 2004, non-employee directors have been eligible to defer all or a portion of certain “eligible director fees” under our Non-Employee Director Deferred Compensation Plan in the form of cash and are deemed to be invested in our common stock in the form of a unit measurement, called a “phantom share.” A phantom share is the equivalent to one share of our common stock. Shares of our common stock available for issuance under the Non-Employee Director Deferred Compensation Plan are funded from shares of our common stock that are available under our 1996 Non-Employee Director Stock Incentive Plan, and such an award under the Non-Employee Director Deferred Compensation Plan constitutes an “Other Stock-Based Award” under the 1996 Non-Employee Director Stock Incentive Plan. Drs. Hamburg and Sullivan and Messrs. Kabat, Laskawy and Matthews each participate in the Non-Employee Director Deferred Compensation Plan. The amounts set forth in the Director Compensation Table above under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” represent the change in the market value of the phantom shares allocated to each such director’s account.

All Other Compensation

See discussion of Mr. Schein’s consulting agreement with the Company, as described under the heading “Certain Relationships and Related Transactions.”

Each of Drs. Hamburg and Sullivan and Mr. Matthews are members of our Medical Advisory Board. In fiscal 2007, each received $2,000 for each Medical Advisory Board meeting attended and Dr. Sullivan received a $1,250 quarterly retainer for his service as Chairman of the Medical Advisory Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On an ongoing basis, the Audit Committee is required by its charter to review all “related party transactions” (those transactions that are required to be disclosed in this proxy statement by SEC Regulation S-K, Item 404 and under Nasdaq’s rules), if any, for potential conflicts of interest and all such transactions must be approved by the Audit Committee.

In September 1994, the Company and Marvin Schein, a director and stockholder of the Company, amended and restated the terms of a consulting agreement (the “Consulting Agreement”), providing for Mr. Schein’s consulting services to us from time to time with respect to the marketing of dental supplies and equipment. The Consulting Agreement provides Mr. Schein with a current annual compensation of $333,250 per year, which will increase by $25,000 every fifth year. The next compensation increase is due to take effect on August 1, 2012. The Consulting Agreement also provides that Mr. Schein will participate in all benefit, compensation, welfare and perquisite plans, policies and programs generally available to either our employees or our senior executive officers (excluding our 1994 Stock Incentive Plan, as amended) that Mr. Schein’s spouse and his children (until they reach the age of 21) will be covered by our health plan and that we will provide Mr. Schein with the use of an automobile and expenses related thereto. In connection with his consulting services, we provide Mr. Schein with the use of an office and related services, some of which may be for personal use.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during fiscal 2007 were Messrs. Alperin, Kabat and Matthews.

During fiscal 2007:

•	none of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

•	none of the members of the Compensation Committee had a direct or indirect material interest in any transaction in which the Company was a participant and the amount involved exceeded $120,000;

•	none of our executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served on our Compensation Committee;

•	none of our executive officers was a director of another entity where one of that entity’s executive officers served on our Compensation Committee; and

•	none of our executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served as a director on our Board of Directors.

PROPOSAL 2

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

Upon the recommendation of the Audit Committee, the Board of Directors has selected BDO Seidman as our independent registered public accounting firm for the fiscal year ending December 27, 2008, subject to ratification of such selection by the stockholders at the Annual Meeting. If the stockholders do not ratify the selection of BDO Seidman, another independent registered public accounting firm will be selected by the Board of Directors. Representatives of BDO Seidman will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders in attendance.

Independent Registered Public Accounting Firm Fees and Pre-Approval Policies and Procedures

The following table summarizes fees billed to us for fiscal 2007 and for fiscal 2006:

	Fiscal 2007	Fiscal 2006

Audit Fees — Annual Audit and Quarterly Reviews	$4,094,840	$3,569,830
Audit-Related Fees	44,570	73,110
Tax Fees: —
Tax Advisory Services	762,140	516,640
Tax Compliance, Planning and Preparation	578,470	736,040
All Other Fees	—	—

Total Fees	$5,480,020	$4,895,620

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees that the Company paid to BDO Seidman for the audit of our annual financial statements included in the Form 10-K and review of financial statements included in the Form 10-Qs; for the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; and for services that are normally provided by the independent accountant in connection with statutory and regulatory filings or engagements. “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and internal control over financial reporting, including services in connection with employee benefit plan audits, and consultation on acquisitions. “Tax fees” are fees for tax advisory services, including tax planning and strategy, tax audits and acquisition consulting, tax compliance, tax planning and tax preparation. There were no “all other fees” in fiscal 2006 or fiscal 2007.

The Audit Committee has determined that the provision of all non-audit services by BDO Seidman is compatible with maintaining such accountant’s independence.

All fees paid by us to BDO Seidman were approved by the Audit Committee in advance of the services being performed by such independent accountants.

Pursuant to the rules and regulations of the SEC, before our independent registered accounting firm is engaged to render audit or non-audit services, the engagement must be approved by the Audit Committee or entered into pursuant to the Audit Committee’s pre-approval policies and procedures. The policy granting pre-approval to certain specific audit and audit-related services and specifying the procedures for pre-approving other services is set forth in the Amended and Restated Charter of the Audit Committee, previously filed.

THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK PRESENT IN PERSON OR REPRESENTED BY PROXY AND ENTITLED TO VOTE ON THIS MATTER AT THE ANNUAL MEETING IS REQUIRED TO RATIFY THE SELECTION OF BDO SEIDMAN AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 27, 2008. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED SELECTION OF BDO SEIDMAN AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 27, 2008.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Role of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors, including the Company’s internal control over financial reporting, the quality of its financial reporting and the independence and performance of the Company’s independent registered public accounting firm. The Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints received by the Company about accounting, internal control over financial reporting or auditing matters and confidential and anonymous submission by employees of the Company of concerns about questionable accounting or auditing matters. On an ongoing basis, the Audit Committee reviews all related party transactions, if any, for potential conflicts of interest and all such transactions must be approved by the Audit Committee.

The Audit Committee is composed of three “independent directors” as that term is defined by the listing standards of The Nasdaq Stock Market, Inc. (“Nasdaq”). Each of the members of the Audit Committee are “audit committee financial experts,” as defined under the rules of the Securities and Exchange Commission (“SEC”) and, as such, each satisfy the requirements of Nasdaq’s Rule 4350. The Audit Committee operates under a written charter adopted by the Board of Directors, and that is in accordance with the Sarbanes-Oxley Act of 2002 and the rules of the SEC and Nasdaq listing standards relating to corporate governance and audit committees. The Audit Committee reviews and reassesses its charter on a periodic and as required basis.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s disclosure controls and procedures as well as its system of internal control over financial reporting. The Company is responsible for evaluating the effectiveness of its disclosure controls and procedures on a quarterly basis and for performing an annual assessment of its internal control over financial reporting, the results of which are reported in the Company’s annual 10-K filing with the SEC.

The Company’s independent registered public accounting firm audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present the consolidated financial position, results of operations and cash flows of the Company and its subsidiaries in conformity with accounting principles generally accepted in the United States and discusses with management any issues that they believe should be raised with management. The Company’s independent registered public accounting firm also audits, and expresses an opinion on the design and operating effectiveness of the Company’s internal control over financial reporting.

The independent registered public accounting firm’s ultimate accountability is to the Board of Directors of the Company and the Audit Committee, as representatives of the Company’s stockholders.

The Audit Committee pre-approves audit, audit related and permissible non-audit related services provided by the Company’s independent registered public accounting firm. During fiscal 2007, audit and audit related fees consisted of annual financial statement and internal control audit services, accounting consultations, employee benefit plan audits and other quarterly review services. Non-audit related services approved by the Audit Committee consisted of tax compliance, tax advice and tax planning services.

The Audit Committee meets with management regularly to consider, among other things, the adequacy of the Company’s internal control over financial reporting and the objectivity of its financial reporting. The Audit Committee discusses these matters with the appropriate Company financial personnel and internal auditors. In addition, the Audit Committee has discussions with management concerning the process used to support certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act to accompany the Company’s periodic filings with the SEC.

On an as needed basis and following each quarterly Audit Committee meeting, the Audit Committee meets privately with both the independent registered public accounting firm and the Company’s internal auditors, each of whom has unrestricted access to the Audit Committee. The Audit Committee also appoints the independent registered public accounting firm, approves in advance its engagements to perform audit and any non-audit services and the fee for such services, and periodically reviews its performance and independence from management. In addition, when appropriate, the Audit Committee discusses with the independent registered public accounting firm plans for audit partner rotation as required by the Sarbanes-Oxley Act.

Review of the Company’s Audited Financial Statements for Fiscal 2007

The Audit Committee reviewed the Company’s audited financial statements for fiscal 2007 as well as the process and results of the Company’s assessment of internal control over financial reporting. The Audit Committee has also met with management, the internal auditors and BDO Seidman, LLP (“BDO Seidman”), the Company’s independent registered public accounting firm, to discuss the financial statements and internal control over financial reporting. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States, that internal control over financial reporting was effective and that no material weaknesses in those controls existed as of the fiscal year-end reporting date, December 29, 2007.

The Audit Committee has received from BDO Seidman the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with BDO Seidman their independence from the Company and its management. The Audit Committee also received reports from BDO Seidman regarding all critical accounting policies and practices used by the Company, generally accepted accounting principles that have been discussed with management, and other material written communications between BDO Seidman and management. There were no differences of opinion reported between BDO Seidman and the Company regarding critical accounting policies and practices used by the Company. In addition, the Audit Committee discussed with BDO Seidman all matters required to be discussed by statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). Finally, the Audit Committee has received from, and reviewed with, BDO Seidman all communications and information concerning its audit of the Company’s internal control over financial reporting as required by the Public Company Accounting Oversight Board Auditing Standard No. 5.

Based on these reviews, activities and discussions, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2007.

THE AUDIT COMMITTEE
Donald J. Kabat, Chairman
Barry J. Alperin
Philip A. Laskawy

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate by reference this proxy statement or future filings made by the Company under those statutes, the Compensation Committee Report, the information in the Audit Committee Report contained under the heading “Review of the Company’s Audited Financial Statements for Fiscal 2007”, references to the Audit Committee Charter and reference to the independence of the Audit Committee members are not deemed filed with the SEC, are not deemed soliciting material and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent that the Company specifically incorporates such information by reference into a previous or future filing, or specifically requests that such information be treated as soliciting material, in each case under those statutes.

VOTING OF PROXIES AND OTHER MATTERS

The Board of Directors recommends that an affirmative vote be cast in favor of each of the proposals listed on the proxy card.

The Board of Directors knows of no other matter that may be brought before the meeting that requires submission to a vote of the stockholders. If any other matters are properly brought before the meeting, however, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection beginning May 2, 2008 at our headquarters located at 135 Duryea Road, Melville, New York 11747.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 29, 2007 has been filed with the SEC and is available free of charge through our Internet website, www.henryschein.com. Stockholders may also obtain a copy of the Form 10-K upon written request to Henry Schein, Inc., 135 Duryea Road, Melville, New York 11747, Attn: Investor Relations, facsimile number: (631) 843-3079. In response to such request, the Company will furnish without charge the Form 10-K including financial statements, financial schedules and a list of exhibits.

STOCKHOLDER PROPOSALS

Eligible stockholders wishing to have a proposal for action by the stockholders at the 2009 Annual Meeting included in our proxy statement must submit such proposal at the principal offices of the Company not later than November 28, 2008. It is suggested that any such proposals be submitted by certified mail, return receipt requested.

Under our Amended and Restated Certificate of Incorporation, as amended, a stockholder who intends to bring a proposal before the 2009 Annual Meeting without submitting such proposal for inclusion in our proxy statement cannot do so unless notice and a full description of such proposal (including all information that would be required in connection with such proposal under the SEC’s proxy rules if such proposal were the subject of a proxy solicitation and the written consent of each nominee for election to the Board of Directors named therein (if any) to serve if elected) and the name, address and number of shares of common stock held of record or beneficially as of the record date for such meeting by the person proposing to bring such proposal before the 2009 Annual Meeting is delivered in person or mailed to, and received by, the Company by the later of March 18, 2009 and the date that is 75 days prior to the date of the 2009 Annual Meeting.

Under the SEC’s proxy rules, proxies solicited by the Board of Directors for the 2009 Annual Meeting may be voted at the discretion of the persons named in such proxies (or their substitutes) with respect to any stockholder proposal not included in our proxy statement if we do not receive notice of such proposal on or before the deadline set forth in the preceding paragraph.

HENRY SCHEIN, INC. 135 DURYEA ROAD MELVILLE, NY 11747 BROADRIDGE FINANCIAL SOLUTIONS, INC. ATTENTION: 51 MERCEDES WAY EDGEWOOD, NY 11717

VOTE BY INTERNET OR TELEPHONE
QUICK***EASY***IMMEDIATE
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Henry Schein, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Henry Schein, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

PLEASE DO NOT RETURN THE CARD BELOW IF YOU VOTED ELECTRONICALLY

123,456,789,012.00000

è	0000 0000 0000

☒ PAGE	2 OF	2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	HNRYS1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HENRY SCHEIN, INC			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS:			All	All	Except
Vote on Directors
1.	PROPOSAL TO ELECT THIRTEEN DIRECTORS FOR TERMS EXPIRING IN 2009.		☐	☐	☐
Nominees:
	01) Stanley M. Bergman	08) Margaret A. Hamburg, M.D
	02) Gerald A. Benjamin	09) Donald J. Kabat
	03) James P. Breslawski	10) Philip A. Laskawy
	04) Mark E. Mlotek	11) Karyn Mashima
	05) Steven Paladino	12) Norman S. Matthews
	06) Barry J. Alperin	13) Louis W. Sullivan, M.D.
07) Paul Brons

Vote on Proposal		For	Against	Abstain

2.	PROPOSAL TO RATIFY THE SELECTION OF BDO SEIDMAN, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 27, 2008	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.	☐	BROADRIDGE FINANCIAL SOLUTIONS, INC. ATTENTION: 51 MERCEDES WAY EDGEWOOD, NY 11717

Please sign below exactly as your name appears on this proxy. Where shares are held by joint tenants, both should sign. If signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If signing as a corporation, an authorized person should sign in full corporate name. If signing as a partnership, an authorized person should sign in full partnership name.

123,456,789,012 806407102 28
Signature [PLEASE SIGN WITHIN BOX]	Date	P61299	Signature (Joint Owners)	Date
000000000000   90

PLEASE SUBMIT YOUR PROXY TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO SUBMIT YOUR PROXY.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10K Wrap are available at www.proxyvote.com.

ê    FOLD AND DETACH HERE AND READ THE REVERSE SIDE    ê

HENRY SCHEIN, INC.
135 Duryea Road, Melville, New York 11747
This proxy is solicited on behalf of the Board of Directors
     The undersigned, having duly received the Notice of Annual Meeting of Stockholders and the Proxy Statement, hereby appoints Stanley M. Bergman and Michael S. Ettinger as proxies, each with the power to act alone and with the power of substitution and revocation, to represent the undersigned and to vote, as designated on the other side, all shares of common stock of Henry Schein, Inc. held of record by the undersigned on March 20, 2008, at the Annual Meeting of Stockholders to be held at 9:00 a.m. on Wednesday, May 14, 2008 at the Melville Marriott Long Island, 1350 Old Walt Whitman Road, Melville, New York and at any adjournments or postponements thereof. The undersigned hereby revokes any previous proxies with respect to the matters covered by this proxy. The Board of Directors recommends a vote "FOR" the proposals listed on the reverse side.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THIS PROXY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTORS LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side.)	SEE REVERSE SIDE